Exhibit 2.01

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
GREEN DOT CORPORATION
CIRCLE ACQUISITION CORPORATION,
LOOPT, INC.,
AND
SHAREHOLDER REPRESENTATIVE SERVICES LLC, AS STOCKHOLDERS’
AGENT

March 8, 2012

i

ii

iii

LIST OF EXHIBITS
Exhibit A    Form of Action by Written Consent of Stockholders
Exhibit B    Escrow Agreement
Exhibit C    Paying Agent Agreement
Exhibit D    Certificate of Merger
Exhibit E    Form of Letter of Transmittal
Exhibit F    Form of Optionholder Acknowledgment
Exhibit G    Form of Opinion of Cooley LLP
Exhibit H    Form of Non-Competition and Non-Solicitation Agreement

LIST OF SCHEDULES
Schedule 1.1        List of Key Employees
Schedule 2.6(f)    Closing Payment Schedule
Schedule 3        Target Disclosure Schedule
Schedule 6.10    Allocation of Retention Pool Amount

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of March 8, 2012 by and among Green Dot Corporation, a Delaware corporation (“Acquiror”), Circle Acquisition Corporation, a Delaware corporation (“Merger Sub”) and wholly owned subsidiary of Acquiror, Loopt, Inc., a Delaware corporation (“Target”) and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Target stockholders (the “Stockholders’ Agent”).
RECITALS
A.Target, Acquiror and Merger Sub believe it is in the best interests of their respective companies and the stockholders of their respective companies that Target and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Target (the “Merger”) and, in furtherance thereof, the Boards of Directors of Target and Merger Sub have approved the Merger and Acquiror has obtained all requisite corporate approvals of the Merger;
B.In connection with the Merger, the outstanding shares of Target Preferred Stock at the Effective Time will be converted into the right to receive the Merger Consideration (if any) to which the holders thereof are entitled, and all other outstanding shares of Target Capital Stock (as such terms are defined below) will be canceled without any conversion thereof, upon the terms and subject to the conditions of this Agreement;
C.Acquiror will deposit the Escrow Amount with the Escrow Agent, the release of which will be contingent upon the occurrence of certain events and the satisfaction of certain conditions as set forth in Section 9 and as set forth in the Escrow Agreement (as such terms are defined below);
D.As part of the Purchase Price, Acquiror will allocate the Retention Pool Amount to the Retention Employees upon the terms and subject to the conditions set forth herein and the Retention Agreements (as such terms are defined below);
E.Target, Acquiror and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger;
F.Prior to delivery of this Agreement, and as a condition and inducement for the Acquiror’s willingness to have entered into this Agreement, each employee of Target listed on Schedule 1.1 attached hereto (each, a “Key Employee”) has executed and delivered to Acquiror an offer letter for employment and a proprietary rights and inventions agreement with Acquiror and, with respect to each Retention Employee, a Retention Agreement and Non-Competition Agreement (as defined below), in each case, to become effective upon the Closing (as defined below); and
G.Promptly following the execution of this Agreement, but in any event within forty-eight (48) hours thereafter, in order to induce Acquiror and Merger Sub to enter into this Agreement, the stockholders of Target holding (i) at least a majority of the outstanding shares of

Target Capital Stock, voting together as a single class on an as-converted basis, (ii) at least a majority of the outstanding shares of Target Preferred Stock, voting together as a single class on an as-converted basis, and (iii) at least a majority of the outstanding shares of Target Common Stock (as defined below), voting together as a single class, shall deliver to Acquiror an executed Action by Written Consent of the Stockholders in the form attached hereto as Exhibit A (the “Executed Written Consent”) adopting, among other things, this Agreement.
NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:
1.Definitions. As used in this Agreement, the following terms shall have the following meanings:
“Acquiror” has the meaning set forth in the introductory paragraph.
“Acquiror Employee Plans” has the meaning set forth in Section 6.17.
“Acquiror Indemnified Person” and “Acquiror Indemnified Persons” have the meanings set forth in Section 9.1(a)(i).
“Acquiror Transaction Expenses” shall mean any fee, cost, expense, payment, expenditure, liability (contingent or otherwise) or obligation incurred by Acquiror (whether incurred prior to or on the date of this Agreement, between the date of this Agreement and the Effective Time or at or after the Effective Time) that: (a) relates directly or indirectly to (i) the proposed acquisition of all or a portion of the business of Target contemplated by this Agreement, (ii) the investigation and review conducted by Acquiror and its Representatives with respect to the business of Target, (iii) the negotiation, preparation, review, execution, delivery or performance of this Agreement by Acquiror, or any certificate, agreement or other instrument or document delivered or to be delivered by Acquiror in connection with this Agreement or the transactions contemplated hereby, (iv) the preparation and submission of any filing or notice required to be made or given by Acquiror in connection with the Merger, and the obtaining of any consent required to be obtained in connection therewith; or (b) arises or is reasonably expected to arise, is triggered or becomes due or payable, in whole or in part, by Acquiror as a direct or indirect result of the consummation (whether alone or in combination with any other event or circumstance) of the Merger.
“Acquisition Proposal” has the meaning set forth in Section 5.3(a).
“Affiliate” with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person provided that, for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management of such Person, whether through the ownership of voting securities or by contract or otherwise.
“Agent Certificate” has the meaning set forth in Section 9.4(a).
“Certificate of Merger” has the meaning set forth in Section 2.1.

“CERCLA” has the meaning set forth in Section 3.20(a)(i).
“Certificates” has the meaning set forth in Section 2.7(c).
“Closing” has the meaning set forth in Section 2.2.
“Closing Balance Sheet” has the meaning set forth in Section 2.12(c).
“Closing Certificate” has the meaning set forth in Section 2.12(c).
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Payment Schedule” has the meaning set forth in Section 2.6(f).
“COBRA” has the meaning set forth in Section 3.22(b).
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Complaint” has the meaning set forth in Section 3.10(o).
“Confidential Information” has the meaning set forth in Section 3.10(i).
“Confidentiality Agreement” has the meaning set forth in Section 6.4.
“Continuing Employees” has the meaning set forth in Section 6.17.
“Copyrights” has the meaning set forth in Section 3.10(a)(iii).
“Damages” has the meaning set forth in Section 9.1(a)(i).
“Delaware Law” has the meaning set forth in Section 2.1.
“Disputed Items” has the meaning set forth in Section 2.12(d).
“Dissenting Shares” has the meaning set forth in Section 2.6(e).
“Dissenting Stockholder” has the meaning set forth in Section 2.6(e).
“Effective Time” has the meaning set forth in Section 2.2.
“Environmental Laws” has the meaning set forth in Section 3.20(a)(i).
“ERISA” has the meaning set forth in Section 3.22(a).
“ERISA Affiliate” has the meaning set forth in Section 3.22(a).
“Escrow Agent” shall mean Wilmington Trust, N.A. (or such other Persons as may hereafter be reasonably acceptable to Acquiror and Target).

“Escrow Agreement” shall mean an escrow agreement in substantially the form attached hereto as Exhibit B.
“Escrow Amount” shall mean $4,000,000 of the Merger Consideration.
“Escrow Termination Date” shall mean the date which is eighteen (18) months following the Closing Date.
“Escrow Fund” shall mean the fund established pursuant to the Escrow Agreement, including the amount deposited by Acquiror with the Escrow Agent at the Closing pursuant to Section 2.10.
“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.12(a).
“Estimated Closing Certificate” has the meaning set forth in Section 2.12(a).
“Estimated Working Capital Amount” shall mean the estimated Working Capital Amount as reflected in the Estimated Closing Certificate.
“Exchange Act” has the meaning set forth in Section 3.4(b).
“Executed Written Consent” has the meaning set forth in Recital G.
“Existing Indemnitees” has the meaning set forth in Section 6.15.
“Final Working Capital Amount” has the meaning set forth in Section 2.12(d).
“Foreign Target Employee Plan” has the meaning set forth in Section 3.22(o).
“GAAP” shall mean United States generally accepted accounting principles.
“Governmental Entity” has the meaning set forth in Section 3.2.
“Hazardous Materials” has the meaning set forth in Section 3.20(a)(ii).
“HIPAA” has the meaning set forth in Section 3.22(b).
“Indebtedness” shall mean (i) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, and (iii) all capital lease obligations.
“Indemnity Agreements” has the meaning set forth in Section 6.15.
“Independent Accounting Firm” shall mean (i) Holthouse, Carlin & Van Trigt LLP or (ii) another independent accounting firm of national reputation, which is jointly selected and mutually agreed by Acquiror and the Stockholders’ Agent; in each case provided that such firm is not then performing material services for Acquiror, the Surviving Corporation or the Stockholders’ Agent.

“Intellectual Property” has the meaning set forth in Section 3.10(a).
“Issued Patents” has the meaning set forth in Section 3.10(a)(i).
“Key Employees” has the meaning set forth in Recital F.
“Knowledge” has the meaning set forth in Section 10.2.
“Lease” has the meaning set forth in Section 3.15.
“Limitation” has the meaning set forth in Section 9.1(b).
“material” has the meaning set forth in Section 10.2.
“Material Adverse Effect” has the meaning set forth in Section 10.2.
“Material Contract” has the meaning set forth in Section 3.14(a).
“Merger” has the meaning set forth in Recital A.
“Merger Consideration” shall mean an amount in cash equal to the Purchase Price less the Retention Pool Amount.
“Merger Sub” has the meaning set forth in the introductory paragraph.
“Non-Competition Agreement” has the meaning set forth in Section 7.2(l).
“Officer’s Certificate” has the meaning set forth in Section 9.2.
“Optionholder Acknowledgment” has the meaning set forth in Section 6.9.
“Patents” has the meaning set forth in Section 3.10(a)(ii).
“Patent Applications” has the meaning set forth in Section 3.10(a)(ii).
“Paying Agent Agreement” shall mean a paying agent agreement in substantially the form attached hereto as Exhibit C.
“Payment Agent” has the meaning set forth in Section 2.7(a).
“Pension Plan” has the meaning set forth in Section 3.22(d).
“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated entity or Governmental Entity.
“Prior Per Share Consideration” shall mean, with respect to each outstanding share of Target Prior Preferred Stock, an amount equal to (i) the excess (if any) of the Merger Consideration over the Senior Preference multiplied by (ii) a fraction (A) the numerator of which is the Prior Per Share Preference for such share and (B) the denominator of which is the Prior Preference.
“Prior Per Share Preference” shall mean an amount equal to (i) with respect to each share of Target’s Series A Preferred Stock, $0.3333 plus any declared and unpaid dividends thereon through the Effective Time, (ii) with respect to each share of Target’s Series A-1 Preferred Stock, $1.25 plus any declared and unpaid dividends thereon through the Effective Time, (iii) with respect to each share of Target’s Series B Preferred Stock, $5.16647 plus any declared and unpaid dividends thereon through the Effective Time, and (iv) with respect to each share of Target’s Series B-1 Preferred Stock, $9.48636 plus any declared and unpaid dividends thereon through the Effective Time.
“Prior Preference” shall mean the aggregate Prior Per Share Preference payable with respect to the shares of Target Prior Preferred Stock outstanding immediately prior to the Effective Time.
“Privacy Statement” has the meaning set forth in Section 3.10(n).
“Public Software” has the meaning set forth in Section 3.10(m).
“Purchase Price” shall mean an amount in cash equal to $40,000,000, as adjusted upward (in the event that the Working Capital Amount is greater than $0) by the amount of the Working Capital Amount.
“Release Date” shall mean a date no later than three (3) business days after the Escrow Termination Date.
“RCRA” has the meaning set forth in Section 3.20(a)(i).
“Required Contract Consents” has the meaning set forth in Section 3.14(b).
“Representative Confirmation Letters” shall mean written confirmations, in a form reasonably satisfactory to Acquiror, from those Representatives of Target identified by Acquiror as to all amounts paid, owed and to be owed by Target with respect to services performed by them through the Closing Date (or following the Closing Date) with respect to the transactions contemplated by the Agreement that constitute Transaction Expenses.
“Representatives” shall mean officers, directors, partners, trustees, executors, employees, agents, attorneys, accountants and advisors.
“Reserved Amount” has the meaning set forth in Section 9.2.
“Restated Certificate” has the meaning set forth in Section 3.1.
“Retention Agreements” has the meaning set forth in Section 6.10(b).
“Retention Employees” has the meaning set forth in Section 6.10(b).

“Retention Pool Amount” shall mean an amount in cash equal to 22.486% of the Purchase Price determined based on the Estimated Closing Certificate, to be allocated to the Retention Employees pursuant to the Retention Agreements.
“Returns” has the meaning set forth in Section 3.21(b).
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Senior Per Share Consideration” shall mean, with respect to each outstanding share of Target Senior Preferred Stock, an amount equal to (i) the lesser of the Merger Consideration and the Senior Preference, multiplied by (ii) a fraction (A) the numerator of which is the Senior Per Share Preference for such share and (B) the denominator of which is the Senior Preference.
“Senior Per Share Preference” shall mean an amount equal to (i) with respect to each share of Target’s Series D Preferred Stock, $3.614 plus any declared and unpaid dividends thereon through the Effective Time and (ii) with respect to each share of Target’s Series E Preferred Stock, $2.4542 plus any declared and unpaid dividends thereon through the Effective Time.
“Senior Preference” shall mean the aggregate Senior Per Share Preference payable with respect to the shares of Target Senior Preferred Stock outstanding immediately prior to the Effective Time.
“Specified Matters” has the meaning set forth in Section 9.1(a)(i)(F).
“Stockholders’ Agent” has the meaning set forth in the introductory paragraph.
“Stockholders’ Agent Expense Amount” shall mean $200,000 of the Merger Consideration.
“Stockholders’ Agent Expense Account” has the meaning set forth in Section 9.6.
“Subsidiary” has the meaning set forth in Section 10.2.
“Surviving Corporation” has the meaning set forth in Section 2.1.
“Target” has the meaning set forth in the introductory paragraph.
“Target Balance Sheet” has the meaning set forth in Section 3.7.
“Target Balance Sheet Date” has the meaning set forth in Section 3.6.
“Target Capital Stock” has the meaning set forth in Section 3.5(a).
“Target Common Stock” has the meaning set forth in Section 3.5(a).
“Target Disclosure Schedule” has the meaning set forth in Section 3.
“Target Employee Plans” has the meaning set forth in Section 3.22(a).

“Target Financial Statements” has the meaning set forth in Section 3.4(a).
“Target Incentive Plan” has the meaning set forth in Section 3.5(a).
“Target Indemnified Person” and “Target Indemnified Persons” have the meanings set forth in Section 9.1(b).
“Target Intellectual Property” has the meaning set forth in Section 3.10(c).
“Target Options” has the meaning set forth in Section 3.5(a).
“Target Preferred Stock” has the meaning set forth in Section 3.5(a).
“Target Prior Preferred Stock” shall mean shares of Target’s Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock.
“Target Products” has the meaning set forth in Section 3.10(c)(ii).
“Target Senior Preferred Stock” shall mean shares of Target’s Series D Preferred Stock and Series E Preferred Stock.
“Target Service” has the meaning set forth in Section 3.10(m).
“Target Software” has the meaning set forth in Section 3.10(k).
“Target Subsidiary” shall mean any Subsidiary of Target.
“Target Warrants” has the meaning set forth in Section 3.5(a).
“Target’s Current Facilities” has the meaning set forth in Section 3.20(b).
“Target’s Facilities” has the meaning set forth in Section 3.20(b).
“Tax” and “Taxes” have the meanings set forth in Section 3.21(a).
“Third Party Intellectual Property” has the meaning set forth in Section 3.10(d).
“Trademarks” has the meaning set forth in Section 3.10(a)(iv).
“Target Transaction Expenses” shall mean any fee, cost, expense, payment, expenditure, liability (contingent or otherwise) or obligation incurred by Target (whether incurred prior to or on the date of this Agreement, between the date of the Agreement and the Effective Time or at or after the Effective Time) that: (a) relates directly or indirectly to (i) the proposed disposition of all or a portion of the business of Target contemplated by this Agreement, (ii) the investigation and review conducted by Acquiror and its Representatives with respect to the business of Target (and the furnishing of information to Acquiror and its Representatives), (iii) the negotiation, preparation, review, execution, delivery or performance of this Agreement by Target (including the Target Disclosure Schedule), or any certificate, opinion, agreement or other instrument or document delivered or to be delivered by Target in connection with this Agreement or the transactions contemplated hereby, (iv) the preparation and submission of any filing or notice required to be made or given by Target in connection with the Merger or any of the transactions contemplated by this Agreement, and the obtaining of any consent required to be obtained in connection therewith, or (v) the Specified Matters; or (b) arises or is reasonably expected to arise, is triggered or becomes due or payable, in whole or in part, by Target as a direct or indirect result of the consummation (whether alone or in combination with any other event or circumstance) of the Merger.
“Working Capital Amount” shall mean (i) the total amount by which the current assets (including, but not limited to, all cash and cash equivalents) of Target exceed the total current liabilities of Target as of February 8, 2012 less (ii) all Target Transaction Expenses incurred after February 8, 2012 or otherwise unpaid as of February 8, 2012 and not reflected in the Closing Balance Sheet, in each case as determined in accordance with GAAP applied on a basis consistent with Target’s past practices used in preparing the Target Financial Statements.
2.The Merger.
2.1The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit D (the “Certificate of Merger”) and the applicable provisions of the Delaware General Corporation Law (“Delaware Law”), Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation (the “Surviving Corporation”).
2.2Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable, but no later than two (2) business days, after the satisfaction or waiver of each of the conditions set forth in Section 7 hereof, or at such other time as the parties hereto agree (the “Closing Date”). The Closing shall take place at the offices of DLA Piper LLP (US), 2000 Avenue of the Stars, Suite 400 North Tower, Los Angeles, California 90067, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Delaware Secretary of State, in accordance with the relevant provisions of Delaware Law (the time of such filing being the “Effective Time”).
2.3Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
2.4Certificate of Incorporation; Bylaws.
(a)At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: “The name of the corporation is Loopt, Inc.”
(b)The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.
2.5Directors and Officers. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified.
2.6Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Target or the holders of any of the following securities:
(a)Target Capital Stock. Each share of Target Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares) shall be converted and exchanged, without any action on the part of the holders thereof, into the right to receive (without interest) an amount of cash equal to (i) with respect to the Target Senior Preferred Stock, the applicable Senior Per Share Consideration for such share of Target Senior Preferred Stock and (ii) with respect to the Target Prior Preferred Stock, the applicable Prior Per Share Consideration (if any) for such share of Target Prior Preferred Stock, in each case less the portion of the Escrow Amount and the Stockholders’ Agent Expense Amount attributable to such share of Target Preferred Stock, and otherwise subject to the terms and conditions of this Agreement; provided, that if the Merger Consideration does not exceed the Senior Preference after adjustment for any Working Capital Amount pursuant to Section 2.12, no consideration shall be delivered in exchange for the Target Prior Preferred Stock. The Escrow Amount and the Stockholders’ Agent Expense Amount shall be deducted on a pro rata basis from the Merger Consideration attributable to each share of Target Preferred Stock. All other shares of Target Capital Stock shall be canceled and extinguished without any conversion thereof, and no consideration shall be delivered in exchange therefor.
(b)Target Options. No Target Options shall be assumed by Acquiror in the Merger, and each Target Option outstanding immediately prior to the Effective Time shall terminate, expire or be cancelled as of, or prior to, the Effective Time in accordance with Section 6.9.
(c)Target Warrants. No Target Warrants shall be assumed by Acquiror in the Merger and, except as set forth in Section 3.5(f) of the Target Disclosure Schedule, each Target Warrant outstanding immediately prior to the Effective Time shall terminate, expire or be cancelled as of, or prior to, the Effective Time in accordance with Section 6.8.
(d)Capital Stock of Merger Sub. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.
(e)Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary, any shares of Target Capital Stock held by a holder who has demanded and perfected such holder’s right for appraisal of such shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such right to appraisal (“Dissenting Shares”), if any, shall not be converted into the Merger Consideration or canceled without any conversion thereof, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law. Target shall give Acquiror prompt notice of any demand received by Target to require Target to purchase shares of Target Capital Stock, and Acquiror shall have the right to direct and participate in all negotiations and proceedings with respect to such demand. Target agrees that, except with the prior written consent of Acquiror, or as required under Delaware Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares (“Dissenting Stockholder”) who, pursuant to the provisions of Delaware Law, becomes entitled to payment of the fair value for shares of Target Capital Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Acquiror shall issue and deliver, upon surrender by such stockholder of a certificate or certificates representing shares of Target Capital Stock, the portion of the Merger Consideration to which such stockholder would otherwise be entitled under this Section 2.6 and the Certificate of Merger (if any) less the portion of the Merger Consideration allocable to such stockholder that has been deposited in the Escrow Fund pursuant to Section 2.10 and in the Stockholders’ Agent Expense Account pursuant to Section 9.6 in respect of such shares of Target Capital Stock.
(f)Closing Payment Schedule. At the Closing, Target shall deliver to Acquiror the Representative Confirmation Letters and a definitive closing payment schedule (the “Closing Payment Schedule”) certified by the Target’s Chief Executive Officer and setting forth: (i) the name of each stockholder of Target immediately prior to the Effective Time, (ii) the number, class and series of shares of Target Capital Stock held by each such stockholder immediately prior to the Effective Time, (iii) the aggregate Senior Per Share Consideration and/or Prior Per Share Consideration (if any) which each such stockholder is eligible to receive; (iv) the calculation of the Purchase Price, including the Working Capital Amount, the Merger Consideration, the Retention Pool Amount and the Target Transaction Expenses, (v) the amount of the Retention Pool Amount to be allocated to each Retention Employee, (vi) the Escrow Amount to be deposited in the Escrow Fund on behalf of each holder of Target Preferred Stock and (vii) the Stockholders’ Agent Expense Amount to be deposited in the Stockholders’ Agent Expense Account. A preliminary version of the Closing Payment Schedule shall be provided by Target to Acquiror at least five (5) business days prior to the Closing.
2.7Surrender of Certificates.
(a)Payment Agent. Wilmington Trust, N.A. shall act as payment agent (the “Payment Agent”) in the Merger pursuant to the Paying Agent Agreement.

(b)Acquiror to Provide Cash. At or prior to the Effective Time, Acquiror shall deliver to the Payment Agent by wire transfer cash in an amount sufficient to permit the full payment of the Merger Consideration, as adjusted for the Estimated Working Capital Amount pursuant to Section 2.12, to be paid pursuant to Section 2.6 in exchange for shares of Target Preferred Stock outstanding immediately prior to the Effective Time, less the Escrow Amount to be deposited in the Escrow Fund by Acquiror pursuant to Section 2.10 and the Stockholders’ Agent Expense Amount to be deposited in the Stockholders’ Agent Expense Account by Acquiror pursuant to Section 9.6.
(c)Exchange Procedures. Promptly after the Effective Time, but in any event within two (2) business days after the Effective Time, the Payment Agent shall mail or otherwise deliver to each holder of record of Target Capital Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Payment Agent) in the form attached hereto as Exhibit E; (ii) such other customary documents as may be required pursuant to such instructions; and (iii) instructions for use in effecting the surrender of the certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Target Capital Stock in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal and other documents, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor an amount in cash equal to the portion of the Merger Consideration that such holder has the right to receive pursuant to this Section 2, less the amount of such portion of the Merger Consideration to be deposited by Acquiror into the Escrow Fund on such holder’s behalf pursuant to Section 2.10 and into the Stockholders’ Agent Expense Account on such holder’s behalf pursuant to Section 9.6. The Payment Agent shall promptly pay the amount described in the preceding sentence to the holder of such Certificate by wire transfer of immediately available funds to the account designated by such holder in the letter of transmittal delivered with such Certificate (provided, that if the Payment Agent has received the certified stockholder listing from Target containing the requisite information at least three (3) business days prior to the Effective Time, the Payment Agent shall remit payment no later than three (3) business days after the Effective Time to each holder of Target Preferred Stock that has properly surrendered its Certificates for cancellation to the Payment Agent, together with such letter of transmittal and other documents, duly completed and validly executed in accordance with the instructions thereto, at or prior to the Effective Time). The Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Target Preferred Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the portion of the Merger Consideration into which such share of Target Preferred Stock is converted.
(d)Remaining Certificates. Promptly after the Effective Time, Target shall deliver to Acquiror for cancellation the Certificates that immediately prior to the Effective Time represented outstanding shares of Target Capital Stock that are cancelled pursuant to the Merger without consideration therefor. Notwithstanding the foregoing and regardless of whether such Certificates are delivered for cancellation, each such outstanding Certificate will be deemed from and after the Effective Time, for all corporate purposes, to be cancelled without any further action of the holder thereof or any other party.
(e)Transfers of Ownership. At the Effective Time, the stock transfer books of Target shall be closed, and there shall be no further registration of transfers of Target Capital Stock thereafter on the records of Target.
(f)No Liability. Notwithstanding anything to the contrary in this Section 2.7, neither the Payment Agent nor any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
(g)Dissenting Shares. The provisions of this Section 2.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this Section 2.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the Merger Consideration (if any) to which such holder is entitled pursuant to Section 2.6 hereof.
2.8No Further Ownership Rights in Target Capital Stock. The Merger Consideration (if any) delivered upon the surrender for exchange of shares of Target Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.
2.9Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to Section 2.6; provided, however, that Acquiror or the Payment Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror, the Payment Agent or the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.
2.10Escrow. On the Closing Date, Acquiror shall deposit the Escrow Amount with the Escrow Agent for the purpose of securing the obligations of the stockholders of Target under Section 2.12 and Section 9 of this Agreement. The Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement. The adoption of this Agreement and the approval of the Merger by the stockholders of Target shall constitute approval of the Escrow Agreement and of all of the arrangements related thereto, including the placement of the Escrow Fund in escrow and the appointment of the Stockholders’ Agent.

2.11Taking of Necessary Action; Further Action. Each of Acquiror, Merger Sub and Target will take all such reasonable and lawful action as may be necessary or desirable in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
2.12Working Capital Adjustment.
(a)On or prior to the date hereof, Target shall deliver to Acquiror the proposed balance sheet of Target as of February 8, 2012 (the “Estimated Closing Balance Sheet”), which shall be prepared in accordance with GAAP applied on a basis consistent with Target’s past practices used in preparing the Target Financial Statements. At least two (2) business days prior to the Closing Date, Target shall deliver to Acquiror a certificate of the Target’s Chief Executive Officer (the “Estimated Closing Certificate”) setting forth the Estimated Working Capital Amount and reflecting Target’s calculation of each of the components thereof including the Target Transaction Expenses. The Estimated Closing Certificate shall be used to make any preliminary adjustment to the Purchase Price on the Closing Date pursuant to Section 2.12(b), subject to further adjustment in accordance with Section 2.12(e).
(b)In the event that the Estimated Working Capital Amount is an amount greater than $0, the Purchase Price shall be adjusted upward by the amount by which the Estimated Working Capital Amount is greater than $0.
(c)Within sixty (60) days after the Closing Date, the Acquiror shall prepare and deliver to the Stockholders’ Agent a certificate setting forth, in reasonable detail, the Working Capital Amount as of the Closing Date and reflecting Acquiror’s calculation of each of the components thereof including the Target Transaction Expenses (the “Closing Certificate”), together with a balance sheet of Target as of February 8, 2012 (the “Closing Balance Sheet”), which shall be prepared in accordance with GAAP applied on a basis consistent with Target’s past practices used in preparing the Target Financial Statements.
(d)The Stockholders’ Agent shall have thirty (30) days from the date on which the Closing Certificate and the Closing Balance Sheet have been delivered to it to raise any objection(s) to the Closing Certificate or the Closing Balance Sheet, by delivery of written notice to the Acquiror setting forth such objection(s) in reasonable detail (the “Disputed Items”). In the event that the Stockholders’ Agent shall not deliver any such objection(s) with respect to the Closing Certificate or the Closing Balance Sheet within such thirty-day period, then the Closing Certificate shall be deemed final for purposes of this Section 2.12. In the event that any such objection(s) is so delivered, the Closing Certificate shall be deemed not final and the Acquiror and the Stockholders’ Agent shall attempt, in good faith, to resolve the Disputed Items and, if they are unable to resolve all of the Disputed Items within thirty (30) days of delivery of such notice, shall, within five (5) business days thereafter (or such earlier date as mutually agreed), submit the Disputed Items to the Independent Accounting Firm. Acquiror and the Stockholders’ Agent shall provide to the Independent Accounting Firm all work papers and back-up materials relating to the Disputed Items requested by the Independent Accounting Firm to the extent available to Acquiror or its Representatives or the Stockholders’ Agent or its Representatives, respectively. Acquiror and the Stockholders’ Agent shall be afforded the opportunity to present to the Independent Accounting Firm any material related to the Disputed Items and to discuss the issues with the Independent Accounting Firm. The determination by the Independent Accounting Firm, as set forth in a notice to be delivered to Acquiror and the Stockholders’ Agent within thirty (30) days after the submission of the Disputed Items to the Independent Accounting Firm, shall be final, binding and conclusive on Acquiror, the Stockholders’ Agent and all stockholders of Target. The fees and expenses of the Independent Accounting Firm shall be allocated to and borne by Acquiror and the Stockholders’ Agent (solely on behalf of the holders of Target Preferred Stock and in its capacity as the Stockholders’ Agent, not in its individual capacity) based on the percentage that (i) the amount in dispute with respect to the Disputed Items that is awarded to the other party by the Independent Accounting Firm bears to (ii) the total amount in dispute with respect to the Disputed Items. For example, should the total amount in dispute with respect to the Disputed Items equal $1,000 and the Independent Accounting Firm awards $600 in favor of the holders of Target Preferred Stock, 60% of the fees and expenses of the Independent Accounting Firm would be borne by Acquiror and the remaining 40% would be borne by the Stockholders’ Agent (on behalf of the holders of Target Preferred Stock). The Working Capital Amount reflected in the Closing Certificate, as revised to reflect the resolution of any and all disputes by Acquiror and the Stockholders’ Agent and/or the Independent Accounting Firm, shall be deemed to be the “Final Working Capital Amount.”
(e)At such time as the Closing Certificate shall become final in accordance with Section 2.12(d), the Estimated Working Capital Amount shall be compared to the Final Working Capital Amount. In the event that the Final Working Capital Amount is less than the Estimated Working Capital Amount, the holders of Target Preferred Stock shall pay to the Acquiror an amount equal to the corresponding reduction to the Merger Consideration, within five (5) business days from the date that the Closing Certificate is finally determined pursuant to Section 2.12(d), by release of such amount from the Escrow Fund to the Acquiror. In the event that the Final Working Capital Amount shall be greater than the Estimated Working Capital Amount, the Purchase Price shall be adjusted upward by the amount of such excess and the Acquiror shall pay to each holder of Target Preferred Stock the portion of the corresponding increase to the Merger Consideration to which such holder is entitled (if any) pursuant to Section 2.6(a) by delivery to the Payment Agent by wire transfer of such additional Merger Consideration.
3.Representations and Warranties of Target. Target represents and warrants to Acquiror and Merger Sub that the statements contained in this Section 3 are true and correct, except as disclosed in a document of even date herewith and delivered by Target to Acquiror on the date hereof referring to the representations and warranties in this Agreement (the “Target Disclosure Schedule”). The Target Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3, and the disclosure in any such numbered and lettered Section of the Target Disclosure Schedule shall qualify the corresponding subsection in this Section 3 (except that the information and disclosures in any numbered and lettered Section of the Target Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each of the other sections of the Target Disclosure Schedule as though fully set forth in such other sections (whether or not specific cross-references are made) if it is reasonably apparent that such information or disclosure applies to such other sections).
3.1Organization, Standing and Power. Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Target has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted by Target and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect on Target. Target has delivered to Acquiror a true and correct copy of the Amended and Restated Certificate of Incorporation of Target (the “Restated Certificate”), Bylaws or other charter documents, as applicable, of Target, each as amended to date. Target is not in violation of any of the provisions of its Restated Certificate or Bylaws or equivalent organizational documents. Target has no Subsidiaries, and Target does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.
3.2Authority. Target has all requisite corporate power and authority to enter into this Agreement and subject to adoption by Target’s stockholders of this Agreement and approval by Target’s stockholders of the Merger, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target. The affirmative vote of the holders of a majority of the outstanding shares of Target Capital Stock, the holders of a majority of the outstanding shares of Target Preferred Stock and the holders of a majority of the outstanding shares of Target Common Stock is the only approval necessary of the holders of Target Capital Stock to approve and adopt this Agreement and the Merger, and no other vote or consent of the holders of any of the holders of Target Capital Stock is necessary under Delaware Law. The Board of Directors of Target has (a) approved this Agreement and the Merger (with no directors voting against such proposal); (b) determined that in its opinion the Merger is in the best interests of Target and the stockholders of Target; and (c) recommended that the stockholders of Target approve this Agreement and the Merger. This Agreement has been duly executed and delivered by Target and constitutes the valid and binding obligation of Target enforceable against Target in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity. The execution and delivery of this Agreement by Target does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under (i) any provision of the Restated Certificate or Bylaws of Target, as amended, (ii) any mortgage, indenture, lease, contract or other agreement or instrument to which Target is a party, or (iii) any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its properties or assets, in the case of clauses (ii) and (iii), except for such conflicts, violations, defaults, rights of termination, cancellation or acceleration as could not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to Target in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (A) the filing of the Certificate of Merger, as provided in Section 2.2; and (B) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, could not be reasonably expected to have a Material Adverse Effect on Target and could not reasonably be expected to prevent, or materially alter or delay, any of the transactions contemplated by this Agreement.
3.3Governmental Authorization. Target has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (a) pursuant to which Target currently operates or holds any interest in any of its properties; or (b) that is required for the operation of Target’s business or the holding of any such interest and all of such authorizations are in full force and effect except where the failure to obtain or have any such authorizations could not reasonably be expected to have a Material Adverse Effect on Target.
3.4Financial Statements.
(a)Target has delivered to Acquiror its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) for the fiscal years ended December 31, 2008, 2009 and 2010, and as at and for the twelve-month period ended December 31, 2011 (collectively, the “Target Financial Statements”). The Target Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented and consistent with each other, provided, however, that such financial statements do not contain footnotes and are subject to normal recurring year-end adjustments, the effect of which will not, individually or in the aggregate, be materially adverse to Target. The Target Financial Statements fairly present the consolidated financial condition, operating results and cash flow of Target as of the dates, and for the periods, indicated therein, subject to normal recurring year-end adjustments and the absence of footnotes.
(b)Except as set forth on Schedule 3.4(b) of the Target Disclosure Schedule, Target maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformance with GAAP and to maintain accountability for assets; (iii) access to Target’s assets is permitted only in accordance with management’s authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Target is not party to or otherwise involved in any “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

3.5Capital Structure.
(a)Capitalization of Target. As of the date of this Agreement, the authorized capital stock of Target consists of 60,000,000 shares of Common Stock (the “Target Common Stock”), of which 13,016,144 shares are issued and outstanding, and 31,088,862 shares of Preferred Stock (the “Target Preferred Stock”, and along with the Target Common Stock, the “Target Capital Stock”), (i) 15,150,000 of which are designated as Series A Preferred Stock, all of which are issued and outstanding, (ii) 79,250 of which are designated as Series A-1 Preferred Stock, 42,702 of which are issued and outstanding, (iii) 2,322,700 of which are designated as Series B Preferred Stock, 2,322,699 of which are issued and outstanding, (iv) 1,350,000 of which are designated as Series B-1 Preferred Stock, none of which are issued and outstanding, (iv) 1,936,912 of which are designated as Series D Preferred Stock, all of which are issued and outstanding, and (iv) 10,250,000 of which are designated as Series E Preferred Stock, 10,186,614 of which are issued and outstanding. All outstanding shares of Target Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Restated Certificate or Bylaws of Target or any agreement to which Target is a party or by which it is bound. There are 9,444,540 shares of Target Common Stock reserved for issuance under Target’s 2005 Stock Plan (the “Target Incentive Plan”), of which 6,603,186 were subject to outstanding options (the “Target Options”), 1,480,360 shares have been reserved for future option or stock grants and 1,360,994 shares have been issued upon the exercise of options issued pursuant to the Target Incentive Plan. No other stock option plan or other equity based compensation plan is currently in effect, and there are no shares of Target Capital Stock reserved for issuance under any other equity based compensation plan. There are 1,350,000 shares of Series B-1 Preferred Stock of Target issuable upon exercise of outstanding warrants to purchase shares of Target Capital Stock (the “Target Warrants”). Target has delivered to Acquiror or made available true and complete copies of each form of Target Option, and each form of option agreement, if any, and warrant and warrant agreement, evidencing each Target Option, if any, or Target Warrant, if any. Except for the rights created pursuant to this Agreement and the rights disclosed in the preceding sentences, there are no other options, warrants, restricted stock awards, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound, obligating Target to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Target Capital Stock or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. All shares of Target Common Stock issuable upon exercise of the options described in this Section 3.5 will be, when issued pursuant to the respective terms of such options or warrants, duly authorized, validly issued, fully paid and nonassessable. There are no other contracts, commitments or agreements relating to voting, purchase or sale of Target Capital Stock (A) between or among Target and any of its stockholders; and (B) to Target’s Knowledge, between or among any of Target’s stockholders. All shares of outstanding Target Capital Stock and rights to acquire Target Capital Stock were issued in compliance with all applicable federal and state securities laws.
(b)With respect to each Target stockholder, Section 3.5(b) of the Target Disclosure Schedule sets forth the number, class and series of shares of Target Capital

Stock that each stockholder holds of record, and, to the Knowledge of Target, the address and state of residence of such stockholder. With respect to each Target Option and Target Warrant, Section 3.5(b) of the Target Disclosure Schedule sets forth the holder of such Target Option or Target Warrant and the number, class and series of the shares of Target Capital Stock issuable upon exercise of such Target Option or Target Warrant.
(c)All of the information contained in the Closing Payment Schedule will be accurate and complete immediately prior to the Effective Time, and, except as set forth on the Closing Payment Schedule, no other holder of Target Capital Stock or options, warrants or other rights convertible into Target Capital Stock shall have any right, title or claim to any portion of the Purchase Price. The allocation of the Purchase Price as set forth in the Closing Payment Schedule complies and is in accordance with the Restated Certificate and Delaware Law.
(d)Except as set forth in Section 3.5(d) of the Target Disclosure Schedule: (i) none of the outstanding shares of Target Capital Stock are entitled or subject to any preemptive right, right of participation, right of maintenance or similar right; (ii) other than the rights created pursuant to this Agreement, none of the outstanding shares of Target Capital Stock are subject to any right of repurchase or first refusal or similar right in favor of the Target or any third party; and (iii) there are no agreements or arrangements (other than this Agreement) with Target, or to the Knowledge of Target between any other parties, relating to the voting or registration of, or restricting any holder from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Target Capital Stock.
(e)Section 3.5(e) of the Target Disclosure Schedule sets forth the number of shares of Target Common Stock that each outstanding share of Target Preferred Stock is convertible into.
(f)Except as set forth in Section 3.5(f) of the Target Disclosure Schedule, as of the Closing, all options, warrants, or other rights to acquire shares of Target Capital Stock, if any, shall have been terminated or expired and be of no further force or effect.
3.6Absence of Certain Changes. Since December 31, 2011 (the “Target Balance Sheet Date”), Target has conducted its business in the ordinary course consistent with past practice and there has not occurred (a) any change, event or condition (whether or not covered by insurance) that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect on Target; (b) any acquisition, sale or transfer of any material asset of Target other than in the ordinary course of business and consistent with past practice; (c) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or any revaluation by Target of any of its assets; (d) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Target or any direct or indirect redemption, purchase or other acquisition by Target of any of its shares of capital stock; (e) any Material Contract entered into by Target, other than in the ordinary course of business and as provided to Acquiror, or any material amendment (other than in the ordinary course of business and as provided to Acquiror) or termination of, or default under, any Material Contract to which Target is a party or by which it is bound; (f) any amendment or change to the Restated Certificate or Bylaws of Target; (g) any increase in or modification of the compensation or benefits payable or to become payable by Target to any of its directors or employees; or (h) any negotiation or agreement by Target to do any of the things described in the preceding clauses (a) through (g) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement). At the Effective Time, there will be no accrued but unpaid dividends on shares of Target Capital Stock.
3.7Absence of Undisclosed Liabilities. Target has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (a) those set forth or adequately provided for in the balance sheet of Target as of the Target Balance Sheet Date (the “Target Balance Sheet”); (b) those incurred in the ordinary course of business and not required to be set forth in the Target Balance Sheet under GAAP; (c) those incurred in the ordinary course of business since the Target Balance Sheet Date and consistent with past practice; and (d) those incurred in connection with the execution of this Agreement.
3.8Litigation.
(a)There is no private or governmental action, suit, proceeding, claim, arbitration or, to the Knowledge of Target, investigation pending before any Governmental Entity, foreign or domestic, or, arbitrator, or, to the Knowledge of Target, threatened against Target or any of its properties or any of their respective officers or directors (in their capacities as such).
(b)There is no proceeding pending or, to Target’s Knowledge, threatened, nor has any claim or demand been made that challenges (i) the right, title or interest of Target in, to or under the Intellectual Property in which Target has (or purports to have) any right, title or interest; (ii) the validity, enforceability or claim construction of any Patents comprising such Intellectual Property; or (iii) alleges infringement, contributory infringement, inducement to infringe, misappropriation or unlawful use by Target of Intellectual Property of any other third party.
(c)There is no judgment, decree or order against Target or, to Target’s Knowledge, any of its directors or officers (in their capacities as such), that (i) restricts in any manner the use, transfer or licensing of any Intellectual Property in which Target has (or purports to have) any right, title or interest; (ii) could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or (iii) that would reasonably be expected to have a Material Adverse Effect on Target.
(d)All litigation to which Target is a party (or, to the Knowledge of Target, threatened to become a party) is described in Section 3.8 of the Target Disclosure Schedule.
3.9Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Target that has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of Target (as contemplated by Target), any acquisition of property by Target or the conduct of business by Target as currently conducted or as currently proposed to be conducted by Target.

3.10Intellectual Property.
(a)For purposes of this Agreement, “Intellectual Property” means:
(i)all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name (collectively, “Issued Patents”);
(ii)all published or unpublished nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention (collectively “Patent Applications” and, with the Issued Patents, the “Patents”);
(iii)all copyrights, copyrightable works, semiconductor topography and mask work rights, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions (collectively, “Copyrights”);
(iv)trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registrations of trade names (collectively, “Trademarks”) and domain name registrations;
(v)all technology, ideas, inventions, designs, proprietary information, manufacturing and operating specifications, know-how, formulae, trade secrets, technical data, computer programs, hardware, software and processes; and
(vi)all other intangible assets, properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights).
(b)Target owns and has good and marketable title to, or possesses legally enforceable rights to use, all Intellectual Property used or currently proposed to be used in the business of Target as currently conducted or as proposed to be conducted by Target (provided that this representation shall be qualified as to the Knowledge of Target with respect to the enforceability of Patents). The Intellectual Property owned by and licensed to Target collectively constitutes all of the Intellectual Property necessary to enable Target to conduct its business as such business is currently being conducted. No current or former officer, director, stockholder, employee, consultant or independent contractor has any right, claim or interest in or with respect to any Target Intellectual Property (as defined in Section 3.10(c) below).
(c)With respect to each item of Intellectual Property incorporated into any product of Target or otherwise used in the business of Target (except “off the shelf” or other software widely available through regular commercial distribution channels at a cost not exceeding $10,000 on standard terms and conditions, as modified for Target’s operations) (“Target Intellectual Property”), Section 3.10 of the Target Disclosure Schedule lists:

(i)all Issued Patents and Patent Applications, all registered Trademarks, and pending trademark registrations and all registered Copyrights owned by Target, including the jurisdictions in which each such Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed; and
(ii)the following agreements relating to each of the products of Target (the “Target Products”) or other Target Intellectual Property: all (A) agreements granting any right to distribute or sublicense a Target Product on any exclusive basis; (B) any exclusive licenses of Intellectual Property to or from Target; (C) agreements pursuant to which the amounts actually paid or payable under firm commitments to Target are $50,000 or more; (D) joint development agreements; (E) any agreement by which Target grants any ownership right to any Intellectual Property owned by Target or assigns or agrees to assign or transfer ownership of any Target Intellectual Property developed by Target, including, without limitation, as work-for-hire; (F) any order relating to Target Intellectual Property; (G) any option relating to any Target Intellectual Property; and (H) agreements pursuant to which any party is granted any rights to access source code or to use source code to create derivative works of Target Products.
(d)Section 3.10 of the Target Disclosure Schedule contains an accurate list as of the date of this Agreement of (i) all licenses, sublicenses and other agreements to which Target is a party and pursuant to which Target is authorized to use any Intellectual Property owned by any third party, excluding “off the shelf” or other software widely available through regular commercial distribution channels at a cost not exceeding $10,000 on standard terms and conditions (“Third Party Intellectual Property”) and (ii) any Intellectual Property developed by Target that Target has assigned or transferred, or that Target has agreed to assign or transfer, including, without limitation, as work-for-hire, other than non-exclusive licenses of the Target Products to its customers in the ordinary course of business.
(e)To Target’s Knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Target Intellectual Property, including any Third Party Intellectual Property, by any third party, including any employee or former employee of Target. Target has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in the Material Contracts or standard sales or other agreements to end users arising in the ordinary course of business, the forms of which have been delivered to Acquiror or its counsel. There are no royalties, fees or other payments payable by Target to any Person by reason of the ownership, use, sale or disposition of Intellectual Property.
(f)Target is not in breach of any license, sublicense or other agreement relating to the Target Intellectual Property or Third Party Intellectual Property. Neither the execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby nor the consummation of the Merger or any of the transactions contemplated by this Agreement will contravene, conflict with or result in any limitation on the Acquiror’s right to own or use any Target Intellectual Property, including any Third Party Intellectual Property, except as may be required by the Federal Reserve in connection with regulatory approval of the Merger.

(g)All registered Trademarks and registered Copyrights, and to Target’s Knowledge, all Patents, held by Target are valid and subsisting. All maintenance and annual fees have been fully paid and all fees paid during prosecution and after issuance of any Patent comprising or relating to such item have been paid in the correct entity status amounts. Target is not infringing, misappropriating or making unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of any proprietary asset owned or used by any third party. There is no proceeding pending against the Company, or to Target’s Knowledge, threatened, nor to Target’s Knowledge has any claim or demand been made, that (i) challenges the legality, validity, enforceability or ownership of any item of Target Intellectual Property owned by the Company, or, to Target’s Knowledge, any Third Party Intellectual Property included in the Target Intellectual Property, or (ii) alleges a claim of infringement of any Patents, Copyrights or Trademarks or a violation of any trade secret or other proprietary right of any third party by any item of Target Intellectual Property owned by the Company, or, to Target’s Knowledge, any Third Party Intellectual Property included in the Target Intellectual Property. Target has not brought a proceeding alleging infringement of Target Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.
(h)All current and former officers and employees of Target have executed and delivered to Target an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to Target of any Intellectual Property arising from services performed for Target by such persons, the form of which has been supplied to Acquiror. All current and former consultants and independent contractors to Target involved in the development, modification, marketing and servicing of any Target Products or Target Intellectual Property have executed and delivered to Target an agreement in the form provided to Acquiror or its counsel (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to Target of any Intellectual Property arising from services performed for Target by such persons. To the Knowledge of Target, no employee or independent contractor of Target is in violation of any term of any patent disclosure agreement or employment contract or any other contract or agreement relating to the relationship of any such employee or independent contractor with Target. No current or former officer, director, stockholder, employee, consultant or independent contractor has any right, claim or interest in or with respect to any Target Intellectual Property owned or developed by Target.
(i)Target has taken commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all Target Intellectual Property (except such Target Intellectual Property whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the full value of all Target Intellectual Property. All use, disclosure or appropriation of Intellectual Property not otherwise protected by patents, patent applications or copyright (“Confidential Information”) owned by Target by or to a third party has been pursuant to the terms of a written agreement between Target and such third party. All use, disclosure or appropriation of Confidential Information not owned by Target has been pursuant to the terms of a written agreement between Target and the owner of such Confidential Information, or is otherwise lawful.

(j)No product liability claims have been communicated in writing to or, to Target’s Knowledge, threatened against Target.
(k)A complete list of each of the Target Products and Target’s material proprietary software (“Target Software”), together with a brief description of each, is set forth in Section 3.10 of the Target Disclosure Schedule. The Target Software and Target Products conform in all material respects with any specification, documentation, performance standard, representation or statement provided with respect thereto by or on behalf of Target. No Intellectual Property developed by Target that Target has assigned or transferred, or that Target has agreed to assign or transfer, including, without limitation, as work-for-hire, has been incorporated into any Target Product or Target Software.
(l)Target is not subject to any proceeding or, to its Knowledge, any outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing by Target of any Target Intellectual Property, or which may affect the validity, use or enforceability of such Target Intellectual Property. Target is not subject to any agreement that restricts in any material respect the use, transfer, delivery or licensing by Target of the Target Intellectual Property or Target Products.
(m)No Public Software (as defined below) forms part of any Target Product, services provided by Target (“Target Service”) or Target Intellectual Property, and no Public Software was or is used in connection with the development of any Target Product, Target Service or Target Intellectual Property or is incorporated into, in whole or in part, or has been distributed with, in whole or in part, any Target Product, Target Service or Target Intellectual Property. As used in this Section 3.10, “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software (as defined by the Free Software Foundation), open source software (e.g., Linux or software distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org) or similar licensing or distribution models which requires the distribution of source code to licensees, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; or (viii) the Apache License.
(n)A privacy statement (the “Privacy Statement”) regarding the collection, retention, use and distribution of the personal information of individuals, including, without limitation, from visitors of any website of Target or any Target Subsidiary is posted and is accessible to individuals at all times on each website of Target or any Target Subsidiary. All versions of the Privacy Statement, together with accurate information regarding the times during which such statements were in use, have been provided to Acquiror. Such Privacy Statements are accurate and consistent with Target’s or any Target Subsidiary’s actual practices with respect to the collection, retention, use and disclosure of individuals’ personal information. Target and any Target Subsidiary (i) comply with the Privacy Statements as applicable to any given set of personal information collected by Target or any Target Subsidiary from individuals, (ii) comply with all applicable privacy laws and regulations regarding the collection, retention, use and disclosure of personal information, including without limitation the posting of consumer notices and policies, including without limitation the posting of privacy policies, associated with collecting or personal information and (iii) take all appropriate and industry standard measures to protect and maintain the confidential nature of the personal information provided to Target or any Target Subsidiary by individuals. Target and any Target Subsidiary have adequate technological and procedural measures in place to protect personal information collected from individuals against loss, theft and unauthorized access or disclosure. Neither Target nor any Target Subsidiary knowingly collect information from or target children under the age of thirteen. Neither Target nor any Target Subsidiary sells, rents or otherwise makes available to third parties any personal information submitted by individuals. Other than as constrained by the Privacy Statements, by contractual obligations and by applicable laws and regulations, Target and any Target Subsidiary are not restricted in its use and/or distribution of personal information collected by Target or any Target Subsidiary. Target and any Target Subsidiary are not in breach of any contractual obligations regarding the protection of personal information or the use of personal information disclosed or otherwise made available to Target or any Target Subsidiary by any Person. Section 3.10(n) of the Target Disclosure Schedules lists all contracts and agreements which include obligations of Target and any Target Subsidiary related to the collection or use of personal information. Target and any Target Subsidiary do not store personal information at locations outside the country of the persons supplying such information.
(o)With respect to the complaint for Patent infringement filed against Target set forth in Section 9.1(a)(i)(F) of the Target Disclosure Schedule (the “Complaint”), (i) Target had no Knowledge of, and did not willfully ignore, prior to receipt of the Complaint the existence of such Patent or any potential infringement thereof by Target and (ii) following receipt of the Complaint and at all times thereafter, Target disabled all features of any Target Product or Target Service that could potentially infringe such Patent.
3.11Interested Party Transactions. Target is not indebted to any director, officer, employee or agent of Target (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such Person is indebted to Target. There have been no transactions during the two-year period ending on the date hereof that would require disclosure if Target was subject to disclosure under Item 404 of Regulation S-K under the Securities Act.
3.12Minute Books. The minute books of Target contain a complete and accurate summary in all material respects of all meetings of directors and stockholders or actions by written consent since the time of incorporation through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.
3.13Complete Copies of Materials. Target has delivered or made available true and complete copies of each document that has been requested by Acquiror or its counsel in connection with their due diligence review of Target.
3.14Material Contracts.
(a)All of the Material Contracts of Target are listed in Section 3.14 of the Target Disclosure Schedule and a true, correct and complete copy of each such Material

Contract has been delivered or made available to Acquiror). With respect to each Material Contract: (i) the Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to Target, as applicable, and, to Target’s Knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (ii) the Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Effective Time in accordance with its terms as in effect prior to the Effective Time, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (iii) neither Target nor, to Target’s Knowledge, any other party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default by Target or, to Target’s Knowledge, by any such other party, or permit termination, modification or acceleration, under such Material Contract. Target is not a party to any oral contract, agreement or other arrangement. “Material Contract” means any contract, agreement or commitment to which Target is a party (A) with expected receipts or expenditures in excess of $25,000; (B) required to be listed pursuant to Section 3.10; (C) requiring Target to indemnify any Person; (D) granting any exclusive rights to any party (including any right of first refusal, right of first offer or right of first negotiation); (E) evidencing Indebtedness of $25,000 or more, including guarantees of such Indebtedness; (F) involving any partnership, joint venture or limited liability company agreement or concerning any equity or partnership interest in another Person; (G) relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise); (H) which contains confidentiality or non disclosure obligations that impose material restrictions on the ability of Target to conduct its business as presently conducted or proposed to be conducted; and (I) that could reasonably be expected to have a Material Adverse Effect on Target if breached by Target in such a manner as would (1) permit any other party to cancel or terminate the same (with or without notice of passage of time); (2) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from Target; or (3) give rise to a right of acceleration of any material obligation or loss of any material benefit under such Material Contract.
(b)Except for the consents set forth in Section 3.14(b) of the Target Disclosure Schedule (the “Required Contract Consents”), no prior consent of any party to a Material Contract is required for the consummation by Target of the transactions contemplated hereby to be in compliance with the provisions of such Material Contract or to avoid the termination of, the loss of any right under or the incurrence of any obligation under, such Material Contract.
3.15Real Estate. All leases for real property (each a “Lease” and collectively, “Leases”) to which Target is a party are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally; and general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies of all such Leases have been provided to Acquiror. Target has paid all rents and service charges to the extent such rents and charges are due and payable under the Leases. Target does not own any real property. Section 3.15 of the Target Disclosure Schedule also identifies as to each Lease: (i) name of the landlord; (ii) the date and effective date; (iii) the expiration date, if any; (iv) the monthly minimum charge, if any; (v) arrearages, if any, and whether the latest payment due has been paid; (vi) any amount prepaid; (vii) the amount or description of any concessions, allowances, rebates, refunds, deposits, setoffs, or escrows relating to it; (viii) any options to renew, extend, purchase, cancel or terminate; (ix) any defaults, outstanding notices of defaults of any kind or nature whatsoever, claims of defaults or similar claim; and (x) any letters of credit or other third-party credit enhancements.
3.16Accounts Receivable. Subject to any reserves set forth therein, the accounts receivable shown on the Target Financial Statements are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business consistent with past practices in each case with persons other than Affiliates, are not subject to any prior assignment, lien or security interest, and are not subject to valid defenses, set-offs or counter claims. The accounts receivable are collectible in accordance with their terms at their recorded amounts, subject only to the reserve for doubtful accounts on the Target Financial Statements.
3.17Customers and Suppliers; Adequacy of Supply. As of the date hereof, no customer and no supplier of Target has canceled or otherwise terminated, or made any written threat to Target to cancel or otherwise terminate its relationship with Target or has at any time on or after the Target Balance Sheet Date, decreased materially its services or supplies to Target in the case of any such supplier, or its usage of the services or products of Target in the case of such customer, and to Target’s Knowledge, no such supplier or customer has indicated either orally or in writing that it intends to cancel or otherwise terminate its relationship with Target or to decrease materially its services or supplies to Target or its usage of the services or products of Target, as the case may be. Target has not knowingly breached, so as to provide a benefit to Target that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Target. Target does not have Knowledge of any facts or circumstances which would make it difficult for Target to obtain, in reasonable quantities and necessary quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of any Target Product.
3.18Employees and Consultants. Section 3.18 of the Target Disclosure Schedule contains a list of the names of all employees (including without limitation part-time employees and temporary employees), leased employees, independent contractors and consultants of Target, together with their respective salaries or wages, other compensation, dates of employment and current positions.
3.19Title to Property. Target has good and marketable title to its properties, interests in properties and assets, real and personal, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests therein, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (a) the lien of current taxes not yet due and payable; (b) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties; (c) liens securing debt that is reflected on the Target Balance Sheet; (d) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements; and (e) such other mortgages, liens, pledges, charges or encumbrances as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target. The plants, property and equipment of Target that are used in the operations of Target’s business are in all material respects in good operating condition and repair, subject to normal wear and tear. All properties used in the operations of Target are reflected in the Target Balance Sheet to the extent required by GAAP.
3.20Environmental Matters.
(a)The following terms shall be defined as follows:
(i)“Environmental Laws” shall mean any applicable foreign, federal, state or local governmental laws (including common laws), statutes, ordinances, codes, regulations, rules, policies, permits, licenses, certificates, approvals, judgments, decrees, orders, directives, or requirements that regulate the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that regulate the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, recycling, or other contact or involvement with Hazardous Materials (as defined in Section 3.20(a)(ii)), including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended (“CERCLA”), and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended (“RCRA”).
(ii)“Hazardous Materials” shall mean any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” “contaminant” or any other formulation or terminology intended to classify or identify substances, constituents, materials or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including without limitation ignitability, corrosivity, reactivity, carcinogenicity, toxicity and reproductive toxicity. The term “Hazardous Materials” shall include without limitation any “hazardous substances” as defined, listed, designated or regulated under CERCLA, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under RCRA, any asbestos or asbestos-containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.
(b)Target is and has been in compliance with all Environmental Laws relating to the properties or facilities used, leased or occupied by Target at any time (collectively, “Target’s Facilities;” such properties or facilities currently used, leased or occupied by Target are defined herein as “Target’s Current Facilities”), and Target has not caused or permitted, nor has any Knowledge of, any discharge, emission, release, leak or spill of Hazardous Materials at any of Target’s Facilities that may or will give rise to liability of Target under Environmental Laws. To Target’s Knowledge, there are no Hazardous Materials (including without limitation asbestos) present in the surface waters, structures, groundwaters or soils of or beneath any of Target’s Current Facilities. To Target’s Knowledge, there neither are nor have been any aboveground or underground storage tanks for Hazardous Materials at Target’s Current Facilities. To Target’s Knowledge, no Target employee or other Person has claimed that Target is liable for alleged injury or illness resulting from an alleged exposure to a Hazardous Material. No civil, criminal or administrative action, proceeding or, to Target’s Knowledge, investigation is pending against Target, or, to Target’s Knowledge, threatened against Target with respect to Hazardous Materials or Environmental Laws; and Target is not aware of any facts or circumstances that could form the basis for assertion of a claim against Target or that could form the basis for liability of Target regarding Hazardous Materials or regarding noncompliance with Environmental Laws.
3.21Taxes.
(a)As used in this Agreement, the terms “Tax” and, collectively, “Taxes” mean any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity;
(b)Target has prepared and timely filed all returns, estimates, information statements and reports required to be filed by it prior to the date hereof with any taxing authority (“Returns”) relating to any and all Taxes concerning or attributable to Target or its operations with respect to Taxes for any period ending on or before the Closing Date and such Returns are true and correct and have been completed in accordance with applicable law. All Taxes due and owing prior to the date hereof (whether or not shown on any Return) have been paid when due;
(c)As of the date hereof, Target has, and as of the Closing Date, will have, (i) timely withheld from its employees, independent contractors, customers, stockholders, and other Persons from whom it is required to withhold Taxes in compliance with all applicable law, and (ii) timely paid all amounts so withheld to the appropriate Governmental Entity or taxing authority;
(d)During the period of all unexpired applicable statutes of limitations, Target has not been delinquent in the payment of any Tax. There is no Tax deficiency outstanding or assessed or proposed against Target that is not reflected as a liability on the Target’s Financial Statements, nor has Target executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax;

(e)Target has no liabilities for unpaid Taxes that have not been accrued for or reserved on the Target Balance Sheet, whether asserted or unasserted, contingent or otherwise and Target does not have any Knowledge of any basis for the assertion of any such liability attributable to Target or its assets or operations;
(f)Target is not a party to any tax-sharing agreement or similar arrangement with any other party, and Target has not assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other Person or agreed to indemnify any other Person with respect to any Tax;
(g)Target’s Returns have never been audited by a government or taxing authority, nor is any such audit in process or pending, and Target has not been notified in writing of any request for such an audit or other examination;
(h)Target has never been a member of an affiliated group of corporations filing a consolidated federal income tax return;
(i)Target has disclosed to Acquiror (i) any material Tax exemption, Tax holiday or other Tax-sparing arrangement that Target has in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sparing arrangement; and (ii) any expatriate tax programs or policies affecting Target. Target is in compliance with all terms and conditions required to maintain such Tax exemption, Tax holiday or other Tax-sparing arrangement or order of any governmental entity and the consummation of the transactions contemplated hereby will not have any adverse effect on the continuing validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sparing arrangement or order;
(j)Target has made available to Acquiror copies of all tax Returns filed for all periods since Target’s inception;
(k)Target has not been a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code;
(l)Target has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Closing;
(m)Target has not agreed to make, nor is required to make, any adjustment under Section 481 of the Code or corresponding provision of state, local or foreign law by reason of any change in accounting method;
(n)Target has complied with applicable information reporting and record maintenance requirements of Sections 6038, 6038A and 6038B of the Code and the regulations thereunder;

(o)Target has never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes nor has Target made a “check-the-box” election under Section 7701 of the Code;
(p)There are (and immediately following the Closing there will be) no liens or encumbrances on the assets of Target relating to or attributable to Taxes, other than liens for Taxes not yet due and payable;
(q)Target has not requested nor received any private letter ruling from the Internal Revenue Service or comparable rulings from any other government or taxing agency (domestic or foreign);
(r)No power of attorney with respect to Taxes has been granted by Target;
(s)Target has not distributed any cash to any stockholder prior to the Closing Date for any reason, including as a dividend, repurchase, or redemption (other than the repurchase of unvested shares of Target Common Stock at the original purchase price thereof upon or following termination of service with Target);
(t)Target’s Returns have never been subject to a Code Section 482 adjustment or corresponding provision of state, local or foreign law. Target is in compliance with all transfer pricing requirements in all jurisdictions in which it does business;
(u)To the Knowledge of Target, no claim has been made by a taxing authority (domestic or foreign) in a jurisdiction where Target does not file Returns to the effect that Target may be subject to Tax by that jurisdiction. Target has never had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country;
(v)Target will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (B) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date; and
(w)The amount of the net operating loss carryforwards and general business tax credits as of December 31, 2011, and the corresponding expiration date of such carryforwards, are set forth in Section 3.21(w) of the Target Disclosure Schedule.
3.22Employee Benefit Plans.
(a)Section 3.22(a) of the Target Disclosure Schedule contains an accurate and complete list, with respect to Target and any other Person under common control with Target or any of its subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder (collectively an “ERISA Affiliate”) of each plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related options or awards, pension, retirement benefits, profit-sharing, savings, disability benefits, medical insurance, dental insurance, health insurance, life insurance, death benefit, other insurance, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including, but not limited to, each “employee benefit plan,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) which is or has been maintained, contributed to, or required to be contributed to, by Target, any of its subsidiaries or any ERISA Affiliate for the benefit of any current or former employee, director or consultant (collectively, the “Target Employee Plans”). Target has not made any plan or commitment to establish any new Target Employee Plan, to modify any Target Employee Plan (except to the extent required by law or to conform any such Target Employee Plan to the requirements of any applicable law, in each case as previously disclosed to Acquiror in writing, or as required by this Agreement).
(b)Documents. Target has provided or made available to Acquiror (i) correct and complete copies of all documents embodying each Target Employee Plan including all amendments thereto and all related trust documents (or a summary of any oral Target Employee Plan), (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Target Employee Plan, (iii) if the Target Employee Plan is funded, the most recent annual and periodic accounting of Target Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, with respect to each Target Employee Plan, (v) all material written agreements and contracts relating to each Target Employee Plan, including administrative service agreements and group insurance contracts, (vi) each affirmative action plan, if applicable, (vii) all material communications to any employee or employees relating to any Target Employee Plan and any proposed Target Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to Target, (viii) all correspondence to or from any governmental agency relating to any Target Employee Plan, (ix) all model Consolidated Omnibus Budge Reconciliation Act of 1985, as amended (“COBRA”) forms and related notices, (x) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Target Employee Plan, (xi) all discrimination tests for each Target Employee Plan for the three most recent plan years, (xii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Target Employee Plan, to the extent applicable, (xiii) all Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”) privacy notices and all business associate agreements to the extent required under HIPAA, (xiv) the most recent IRS determination or opinion letter issued with respect to each Target Employee Plan and (xv) all rulings or notices issued by a governmental agency with respect to each Target Employee Plan.
(c)Target Employee Plan Compliance. Target has performed all obligations required to be performed by it under, is not in default or violation of, and Target has no Knowledge of any default or violation by any other party to, any Target Employee Plan, and each Target Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA or the Code. Each Target Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either (i) applied for a favorable determination letter, prior to the expiration of the requisite remedial amendment period under applicable Treasury Regulations or IRS pronouncements, but has not yet received a response; (ii) obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, on which the employer is entitled to rely, as to its qualified status from the IRS; or (iii) still has a remaining period of time to apply for such a determination letter from the IRS and to make any amendments necessary to obtain a favorable determination and nothing has occurred since the date of the most recent determination that could reasonably be expected to cause any such Target Employee Plan or trust to fail to qualify under § 401(a) or 501(a) of the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Target Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of Target, threatened (other than routine claims for benefits) against any Target Employee Plan or against the assets of any Target Employee Plan. Each Target Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Acquiror, Target or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of Target or any ERISA Affiliates, threatened by the IRS, DOL, or any other governmental entity with respect to any Target Employee Plan. Neither Target nor any ERISA Affiliate is subject to any fine, assessment, penalty or other Tax or liability with respect to any Target Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code or otherwise by operation of law or contract. Target has timely made all contributions and other payments required by and due under the terms of each Target Employee Plan. Target has no Knowledge of any event that could give rise to loss of the tax-qualified or tax-exempt status of any Target Employee Plan.
(d)No Pension Plan. Neither Target nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Target Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.
(e)No Self-Insured Target Employee Plan. Neither Target nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured “group health plan” (within the meaning of Section 5000(b)(1) of the Code) that provides benefits to employees (other than a medical flexible spending account, health reimbursement arrangement or other similar program, including any such plan pursuant to which a stop-loss policy or contract applies).
(f)Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has Target or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither Target nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(g)No Post-Employment Obligations. No Target Employee Plan provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and Target has not represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other Person that such employee(s) or other Person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by statute.
(h)COBRA; FMLA; HIPAA. Target and each ERISA Affiliate has complied with COBRA, the Family Medical Leave Act of 1993, as amended (“FMLA”), HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, the Massachusetts Health Care Reform Act, including, without limitation, the Fair Share Contribution (“FSC”) and Health Insurance Responsibility Disclosure (“HIRD”) regulations thereunder, and any similar provisions of state law applicable to its employees, except for such noncompliance as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target. To the extent required under HIPAA and the regulations issued thereunder, Target has performed all obligations under the medical privacy rules of HIPAA, the electronic data interchange requirements of HIPAA, and the security requirements of HIPAA. Neither Target nor any of its subsidiaries has unsatisfied obligations to any employees, former employees or qualified beneficiaries pursuant to COBRA, HIPAA, FSC, HIRD or any state law governing health care coverage or extension or continuation.
(i)Effect of Transaction. Except as specifically contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by Target or any of its subsidiaries or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.
(j)Parachute Payments. There is no agreement, plan, arrangement or other contract covering any employee, including arrangements contemplated by this Agreement, that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code. There is no agreement, plan, arrangement or other contract by which Target is bound to compensate any employee for excise taxes paid pursuant to Section 4999 of the Code. Section 3.22(j) of the Target Disclosure Schedule lists all Persons who are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.
(k)Deferred Compensation. No compensation shall be includable in the gross income of any current or former employee, director or consultant of Target as a result of the operation of Section 409A of the Code with respect to any applicable arrangements or agreements in effect prior to the Effective Time. No stock options, stock appreciation rights or other equity-based awards issued or granted by Target are treated as deferred compensation arrangements subject to the requirements of Section 409A of the Code. Each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which Target makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. Section 3.22(k) of the Target Disclosure Schedule lists each 409A Plan under which Target makes, is obligated to make or promises to make, payments. No payment to be made under any 409A Plan is, or to the Knowledge of the Target will be, subject to the penalties of Section 409A(a)(1) of the Code.
(l)Employment Matters. Target is in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, including without limitation, employment practices, terms and conditions of employment, applicant and employee background checking, immigration laws, discrimination laws, verification of employment eligibility, employee leave laws, classification of workers as employees and independent contractors, wage and hour laws, and occupational safety and health laws, in each case except for such noncompliance as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target. With respect to its employees, Target: (i) has provided all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation that became due and payable through the date of this Agreement, (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (iii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims, proceedings or administrative matters pending, or to Target’s Knowledge threatened, or reasonably anticipated, (i) against Target or any of its employees relating to any employee or Target Employee Plan, (ii) between Target and any or all of its current or former employees, including without limitation any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage, (iii) against Target or any Target trustee under any workers’ compensation or long-term disability plan or policy. The services provided by each of Target’s and their ERISA Affiliates’ employees is terminable at the will of Target and its ERISA Affiliates and any such termination would result in no liability to Target or any ERISA Affiliate. Section 3.22(l) of the Target Disclosure Schedule lists all liabilities of Target to any employee, that result from the termination by the Acquiror or Target of such employee’s employment or provision of services, a change of control of Target, or a combination thereof. Neither Target nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.
(m)Labor. No work stoppage or labor strike against Target is pending, or, to the Knowledge of Target, threatened. Target has no Knowledge of any activities or proceedings of any labor union to organize any employees. There are no actions, suits, claims or labor disputes pending or, to Target’s Knowledge, threatened, relating to any labor matters involving any employee, including charges of unfair labor practices. Target has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Target does not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and no collective bargaining agreement is being negotiated by Target. Within the past year, Target has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar state or local law that remains unsatisfied, nor shall any terminations prior to the Closing Date result in unsatisfied liability or obligation under WARN or any similar state or local law.
(n)No Interference or Conflict. To the Knowledge of Target, no stockholder, director, officer, employee or consultant of Target is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such Person’s efforts to promote the interests of Target or that would interfere with Target’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of Target’s business as presently conducted or proposed to be conducted by Target nor any activity of such officers, directors, employees or consultants in connection with the carrying on of Target’s business as presently conducted or proposed to be conducted by Target will, to the Knowledge of Target, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any material contract or agreement under which any of such officers, directors, employees, or consultants is now bound.
(o)Foreign Target Employee Plan. With respect to each Target Employee Plan which is subject to the laws of any jurisdiction outside of the United States (a “Foreign Target Employee Plan”), the Foreign Target Employee Plan (i) has been maintained in all material respects in accordance with all applicable legal requirements and with its terms, (ii) if intended to qualify for special Tax treatment, meets all requirements for such treatment, (iii) is fully funded, has been fully accrued for on the Target Financial Statements and will be fully accrued for on the Closing Balance Sheet, (iv) if not previously fully funded, will be fully funded as of the Closing Date (including with respect to benefits not then vested), and (v) if required to be registered, has been registered with the appropriate authorities and has been maintained in good standing with the appropriate regulatory authorities.
3.23Insurance. Target has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Target. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and Target is otherwise in material compliance with the terms of such policies and bonds. Target has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.
3.24Compliance With Laws. Target has complied in all material respects with, and has not received any notices of violation with respect to, any federal state, local or foreign statute, law or regulation with respect to the conduct of their business, or the ownership or operation of their business.

3.25Brokers’ and Finders’ Fee. Except as set forth in Section 3.25 of the Target Disclosure Schedule, no broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby.
3.26International Trade Matters. To its Knowledge, Target is, and at all times has been, in compliance with and have not been and are not in material violation of any International Trade Law (defined below), including but not limited to, all laws and regulations related to the import and export of commodities, software, and technology from and into the United States, and the payment of required duties and tariffs in connection with same. Target has not received any actual or threatened order, notice, or other communication from any governmental body of any actual or potential violation or failure to comply with any International Trade Law. “International Trade Law” shall mean U.S. statutes, laws and regulations applicable to international transactions, including, but not limited to, the Export Administration Act, the Export Administration Regulations, the Foreign Corrupt Practices Act, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the U.S. Customs laws and regulations, the Foreign Asset Control Regulations, and any regulations or orders issued thereunder.
3.27Absence of Unlawful Payments. None of (a) Target, (b) any stockholder, director or officer of Target, nor, (c) to Target’s Knowledge, any employee, agent or other Person acting on behalf of Target: (i) has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment; made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or violated any provision of the Foreign Corrupt Practices Act; or (iii) has accepted or received any unlawful contributions, payments, gifts or expenditures.
3.28Compliance with Rights of First Refusal. Neither the execution, delivery and performance of this Agreement, nor the consummation of the Merger or any other transaction contemplated by this Agreement, will result in any violation or be in conflict with or constitute, with or without the passage of time and giving of notice, any agreement to which the Target is a party that provides for any right of notice, right of first refusal, right of first offer, right of first negotiation or similar right directly or indirectly applicable to this Agreement, the consummation of the Merger or any other transaction contemplated by this Agreement.
3.29Effect of the Transaction. No creditor, employee, consultant or customer or other Person having a material business relationship with Target has informed Target that such Person currently intends to change such Person’s relationship with Target as a result of this Agreement or any of the transactions contemplated hereby, nor, to Target’s Knowledge, is there any such intent.
3.30Representations Complete. None of the representations or warranties made by Target herein or in any Schedule or Exhibit hereto, including the Target Disclosure Schedule, or certificate furnished by Target pursuant to this Agreement or any written statement furnished to Acquiror pursuant hereto or in connection with the transactions contemplated hereby, when all such documents are read together in their entirety, contain, or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.
4.Representations and Warranties of Acquiror and Merger Sub. Acquiror and Merger Sub represent and warrant to Target that the statements contained in this Section 4 are true and correct in all material respects.
4.1Organization, Standing and Power. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Each of Acquiror and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect on Acquiror. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
4.2Authority. Acquiror and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been, or will have been by the Closing, duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and constitutes the valid and binding obligations of Acquiror and Merger Sub enforceable against Acquiror and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and subject to general principles of equity. No consent, approval, order or authorization of or registration, declaration or filing with any Governmental Entity is required by or with respect to Acquiror or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Acquiror and Merger Sub or the consummation by Acquiror and Merger Sub of the transactions contemplated hereby, except for (a) the filing of the Certificate of Merger; and (b) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, could not reasonably be expected to have a Material Adverse Effect on Acquiror and could not prevent, materially alter or delay any of the transactions contemplated by this Agreement.
4.3Noncontravention. Neither the execution and delivery by Acquiror and Merger Sub of this Agreement, nor the consummation by Acquiror or Merger Sub of any of the transactions contemplated hereby, will:
(a)conflict with or violate any provision of the certificate of incorporation or bylaws of Acquiror or the certificate of incorporation or bylaws of Merger Sub;

(b)require on the part of Acquiror or Merger Sub any registration, declaration or filing with, or any permit, order, authorization, consent or approval of, any Governmental Entity, except for (i) the approval of, or a no objection letter from, the Federal Reserve, (ii) the filing by Acquiror of such reports and information with the SEC under the Exchange Act, and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) any registration, declaration, filing, permit, order, authorization, consent or approval which if not made or obtained would not reasonably be expected to have a Material Adverse Effect on Acquiror;
(c)conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate or modify, or require any notice, consent or waiver under, any contract or agreement to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub is bound, except for (i) any conflict, breach, default, acceleration or right to terminate or modify that would not reasonably be expected to result in a Material Adverse Effect on Acquiror or (ii) any notice, consent or waiver, the failure of which to make or obtain would not reasonably be expected to result in a Material Adverse Effect on Acquiror; or
(d)violate any order, writ, injunction or decree, or statute, rule or regulation, applicable to Acquiror or Merger Sub or any of their respective properties or assets, except for any violation that would not reasonably be expected to have a Material Adverse Effect on Acquiror.
4.4Adequacy of Funds. Acquiror currently has, and will at Closing continue to have, adequate financial resources to satisfy its monetary and other obligations under this Agreement, including its obligations to pay the Merger Consideration and Retention Pool Amount as contemplated by this Agreement.
5.Conduct Prior to the Effective Time.
5.1Affirmative Covenants. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Target agrees to use its commercially reasonable best efforts (except to the extent expressly contemplated by this Agreement or as consented to in writing by Acquiror):
(a)to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;
(b)to pay its debts and Taxes when due subject to (i) any good faith disputes over such debts or Taxes and (ii) Acquiror’s consent to the filing of material Returns, if applicable;
(c)to pay or perform other material obligations when due;
(d)to preserve intact its present business organizations, keep available the services of its present officers and Key Employees and preserve its relationships with material customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time; and
(e)to promptly notify Acquiror of (i) any material event or occurrence not in the ordinary course of Target’s business, and of any event which could reasonably be expected to have a Material Adverse Effect on Target; and (ii) any change in its capitalization as set forth in Section 3.5.
5.2Negative Covenants. Without limiting the foregoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time (except to the extent expressly contemplated by this Agreement or the Target Disclosure Schedule), Target shall not do, cause or permit any of the following, without the prior written consent of Acquiror:
(a)Charter Documents. Cause or permit any amendments to its Restated Certificate or Bylaws.
(b)Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service; provided, that Target may issue shares of Target Capital Stock upon the exercise of Target Options or Target Warrants outstanding as of the date of this Agreement.
(c)Stock Option Plans, Etc. Except as contemplated by this Agreement, accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans or adopt any form of equity based compensation plan.
(d)Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities other than the issuance of shares of Target Capital Stock pursuant to the exercise of stock options and other rights therefor outstanding as of the date of this Agreement.
(e)Intellectual Property. Enter into or amend any agreements pursuant to which Target transfers or licenses to any Person any rights to its Intellectual Property or any other party is granted rights of any type or scope with respect to any of Target’s proposed products or Intellectual Property, other than non-exclusive licenses to customers or suppliers of Target that are terminable for any reason by Target upon no more than thirty (30) days’ notice.

(f)Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets that are material, individually or in the aggregate, to its business, taken as a whole, other than in the ordinary course of business consistent with past practice.
(g)Indebtedness. Incur any Indebtedness, or guarantee any Indebtedness, or issue or sell any debt securities or guaranty any debt securities of others in excess of $25,000 in the aggregate.
(h)Agreements. Enter into, terminate or amend (i) any agreement relating to the license, transfer or other disposition or acquisition of Target Intellectual Property or any other material Intellectual Property or rights to market or sell Target Products, other than non-exclusive licenses to customers or suppliers of Target that are terminable for any reason by Target upon no more than thirty (30) days’ notice, or (ii) in a manner that could reasonably be expected to have a Material Adverse Effect on Target, any agreement involving the obligation to pay or the right to receive $25,000 or more, or any other agreement material to the business or prospects of Target or that is or would be a Material Contract.
(i)Payment of Obligations. Pay, discharge or satisfy, in an amount in excess of $25,000 in the aggregate, any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements.
(j)Capital Expenditures. Make any capital expenditures, capital additions or capital improvements, in excess of $25,000 in the aggregate, other than expenditures in the ordinary course of business.
(k)Insurance. Materially reduce the amount of any insurance coverage provided by existing insurance policies.
(l)Termination or Waiver. Terminate or waive any right that is material or of substantial value, other than in the ordinary course of business.
(m)Employee Benefit Plans; New Hires; Pay Increases. Amend any Target Employee Plan or adopt any plan that would constitute a Target Employee Plan except in order to comply with applicable laws or regulations, or hire any new employee, pay any discretionary bonus, special remuneration or special noncash benefit (except payments and benefits made pursuant to written agreements outstanding on the date hereof and listed in Section 3.22 of the Target Disclosure Schedule), or increase the benefits, salaries or wage rates of its employees, other than in the ordinary course of business consistent with past practice.
(n)Severance Arrangements. Grant or pay any severance or termination pay or benefits to any director, officer or employee, except for payments made pursuant to written agreements outstanding on the date hereof and disclosed on the Target Disclosure Schedule.

(o)Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where Target in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of Target’s business, provided that it consults with Acquiror prior to the filing of such a suit or (iii) for a breach of this Agreement.
(p)Acquisitions. Acquire or agree to acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to its business, taken as a whole.
(q)Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Return or any amendment to a material Return, enter into any closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes.
(r)Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as required by changes in GAAP.
(s)Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 5.2(a) through (r) above, or any action that would cause a material breach of its representations or warranties contained in this Agreement or prevent it from materially performing or cause it not to materially perform its covenants hereunder.
5.3No Solicitation.
(a)From and after the date of this Agreement until the Effective Time, neither Target nor its executive officers or directors shall (and Target shall use its best efforts to ensure that its other Representatives shall not), directly or indirectly: (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale of all or substantially all assets, sale of shares of capital stock or similar transactions involving Target other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals an “Acquisition Proposal”); (ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any Person relating to, any Acquisition Proposal; or (iii) agree to, enter into, accept, approve or recommend any Acquisition Proposal. Target represents and warrants that it has the legal right to terminate any pending discussions or negotiations relating to an Acquisition Proposal without payment of any fee or other penalty.
(b)Target shall notify Acquiror immediately (and no later than forty eight (48) hours) after receipt by Target (or its Representatives) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of Target by any Person that informs Target that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.
6.Additional Agreements.
6.1Solicitation Statement.
(a)As soon as practicable after the execution of this Agreement, Target shall prepare (or complete the preparation of), with the cooperation of Acquiror, a solicitation statement for the solicitation of approval of the stockholders of Target describing this Agreement, the Certificate of Merger and the transactions contemplated hereby and thereby. Acquiror shall provide such information about Acquiror as Target shall reasonably request. The information supplied by Target for inclusion in the solicitation statement to be sent to the stockholders of Target shall not, on the date the solicitation statement is first delivered to Target’s stockholders or at the Effective Time, contain any statement that, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication that has become false or misleading. Notwithstanding the foregoing, Target makes no representation, warranty or covenant with respect to any information supplied by Acquiror that is contained in any of the foregoing documents.
(b)Each of Acquiror and Target agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the solicitation statement or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the solicitation statement. Target will promptly advise Acquiror, and Acquiror will promptly advise Target, in writing if at any time prior to the Effective Time either Target or Acquiror shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the solicitation statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The solicitation statement shall contain the recommendation of the Board of Directors of Target that the stockholders of Target approve the Merger and this Agreement and the conclusion of the Board of Directors of Target that the terms and conditions of the Merger are in the best interests of Target and the stockholders of Target. Anything to the contrary contained herein notwithstanding, Target shall not include in the solicitation statement any information with respect to Acquiror unless the form and content of which information shall have been approved by Acquiror prior to such inclusion.
6.2Approval of Stockholders. Target shall promptly after the execution of this Agreement use commercially reasonable efforts to take all action necessary in accordance with the Delaware Law, other applicable law and the Restated Certificate and Bylaws of Target to obtain the written consent to the Executed Written Consent of the stockholders of Target holding (i) at least a majority of the outstanding shares of Target Capital Stock, voting together as a single class on an as-converted basis, (ii) at least a majority of the outstanding shares of Target Preferred Stock, voting together as a single class on an as-converted basis and (iii) at least a majority of the outstanding shares of Target Common Stock, voting together as a single class, and shall deliver the Executed Written Consents to the Acquiror no later than forty eight (48) hours after the execution of this Agreement. Subject to Section 6.1, Target shall use its commercially reasonable efforts to solicit from all other stockholders of Target written consents in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of such stockholders.
6.3Access to Information.
(a)Target shall afford Acquiror and its accountants, counsel and other representatives, reasonable access during the period prior to the Effective Time to (i) all of Target’s properties, personnel, books, contracts, commitments and records and (ii) all other information concerning the business, properties and personnel of Target as Acquiror may reasonably request; provided, however, that in exercising access rights under this Section 6.3, Acquiror shall not be permitted to interfere unreasonably with the conduct of the business of Target and Acquiror shall not contact or have discussions with any employees of Target without the prior approval of Target.
(b)Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Acquiror and Target shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.
(c)No information or Knowledge obtained in any investigation pursuant to this Section 6.3 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.
6.4Confidentiality. The parties acknowledge that Acquiror and Target have previously executed a Mutual Non-Disclosure Agreement dated as of December 16, 2011 (the “Confidentiality Agreement”), which Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms, as if such Confidentiality Agreement were entered into directly by each of the parties hereto. Notwithstanding anything herein or in the Confidentiality Agreement to the contrary, (a) following Closing and the previous public announcement of the Merger, the Stockholders’ Agent shall be permitted to publicly announce that it has been engaged to serve as the Stockholders’ Agent in connection with the Merger as long as such announcement does not disclose any of the other terms of the Merger or the other transactions contemplated herein and (b) the Stockholders’ Agent may disclose information as required by law or to employees, advisors or consultants of the Stockholders’ Agent and the Target stockholders, in each case who have a need to know such information, provided that such persons either (i) agree to observe the terms of this Section 6.4 or (ii) are bound by obligations of confidentiality to the Stockholders’ Agent of at least as high a standard as those imposed on the Stockholders’ Agent under this Section 6.4.
6.5Public Disclosure. Unless otherwise permitted by this Agreement, Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure

(whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange.
6.6Regulatory Approval; Further Assurances.
(a)Each party shall use all reasonable efforts to file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Entity. Each of Target and Acquiror shall (i) give the other party prompt notice of the commencement of any legal proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any such legal proceeding and (iii) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Merger.
(b)Acquiror shall (i) use commercially reasonable efforts to obtain the approval of, or a no objection letter from, the Federal Reserve with respect to the Merger and (ii) shall keep Target reasonably informed as to the status of such process (provided, that notwithstanding anything herein to the contrary, Acquiror shall not be required to inform Target of communications to or from the Federal Reserve that are not material).
(c)Subject to Section 6.6(d), Acquiror and Target shall use all reasonable efforts to take, or cause to be taken, all actions necessary to effectuate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 6.6(d), each party to this Agreement shall: (i) make any filings and give any notices required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement; (ii) use all reasonable efforts to obtain any consent required to be obtained (pursuant to any applicable legal requirement or contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement; and (iii) use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. Each party shall promptly deliver to the other a copy of each such filing made, each such notice given and each such consent obtained by such party during the period prior to the Effective Time. Each party, at the reasonable request of the other party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.
(d)Notwithstanding anything to the contrary contained in this Agreement, Acquiror shall not have any obligation under this Agreement to: (i) dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause Target to dispose of any assets; (ii) discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or commit to cause Target to discontinue offering any product or service; (iii) license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Intellectual Property, or commit to cause Target to license or otherwise make available to any Person any technology, software or other Intellectual Property; (iv) hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or commit to cause Target to hold separate any assets or operations; or (v) make or cause any of its Subsidiaries to make any commitment (to any Governmental Entity or otherwise) regarding its future operations or the future operations of Target.
6.7Notification of Certain Matters. Each of Target and Acquiror shall give immediate notice to the other if any of the following occurs after the date of this Agreement and prior to the Effective Time: (a) receipt of any notice of, or other communication relating to, a default, or event which with notice or lapse of time or both would become a default, under any Material Contract; (b) receipt of any notice or other communication in writing from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (c) receipt of any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; (d) the occurrence or non-occurrence of any fact or event which could reasonably be expected to cause any covenant, condition or agreement hereunder not to be complied with or satisfied; (e) the commencement or threat of any action involving or affecting Target or any of its properties or assets; (f) the occurrence or non-occurrence of any fact or event that causes or is reasonably likely to cause a breach by Target or Acquiror of any provision of this Agreement applicable to it; (g) the occurrence of any fact or event of which such party becomes aware that results in the inaccuracy in any representation or warranty of such party in this Agreement; and (h) the occurrence of any event that, had it occurred prior to the date of this Agreement without any additional disclosure hereunder, would have constituted a Material Adverse Effect of Target or Acquiror; provided, that the delivery of any notice by any party pursuant to this provision shall not modify any representation or warranty of such party, cure any breaches thereof or limit or otherwise affect the rights or remedies available hereunder to the other parties and the failure of the party receiving such information to take any action with respect to such notice shall not be deemed a waiver of any breach or breaches to the representations or warranties of the party disclosing such information.
6.8Cancellation of Target Warrants. No Target Warrants, whether vested or unvested, shall be assumed by Acquiror in the Merger. Target shall use commercially reasonable efforts to obtain, prior to the Closing Date, a binding written agreement, acceptable to Acquiror, from each holder of Target Warrants, if any, whereby such holder agrees that if the Target Warrants held by such holder have not been exercised prior to the Closing Date, then such Target Warrants shall terminate upon and may not be exercised on or after the Closing Date.
6.9Cancellation of Target Options. No Target Options, whether vested or unvested, shall be assumed by Acquiror in the Merger. Target shall obtain, prior to the Closing Date, an optionholder acknowledgment in the form attached hereto as Exhibit F (an “Optionholder Acknowledgment”), from each holder of Target Options that is a Retention Employee.

6.10Employee Retention.
(a)Target will use commercially reasonable efforts in consultation with Acquiror to retain the Key Employees through the Effective Time and following the Merger.
(b)On or prior to the date hereof, Acquiror and certain of the Key Employees (the “Retention Employees”) shall have entered into binding agreements (the “Retention Agreements”) providing for the payment to the Retention Employees of the aggregate Retention Pool Amount upon the terms and conditions set forth therein and in the proportions set forth on Schedule 6.10.
(c)On or prior to the date hereof, Acquiror and the Retention Employees shall have entered into offer letters or employment agreements with Acquiror in substantially the form(s) provided by Acquiror to the Retention Employees on or prior to the date hereof.
6.11Expenses. Whether or not the Merger is consummated, and without limiting the indemnification obligations pursuant to Section 9 of Target and its stockholders on the one hand, and Acquiror on the other hand, all Target Transaction Expenses shall be paid or payable by Target and all Acquiror Transaction Expenses shall be paid or payable by Acquiror.
6.12Release and Termination of Security Interests. Target shall obtain the release of any and all outstanding security interests in any of Target’s assets and to terminate all UCC financing statements which have been filed with respect to such security interests.
6.13Required Contract Consents. To the extent requested by Acquiror, Target shall use its commercially reasonable efforts to obtain all Required Contract Consents and to deliver such consents to Acquiror.
6.14Supplements to Target Disclosure Schedule. It is understood and agreed that Target shall at least two (2) days prior to the scheduled Closing Date amend or supplement the Target Disclosure Schedule with respect to any matter arising or discovered hereafter which, if existing or known as of the date of this Agreement, would have been required to be set forth or described in the Target Disclosure Schedule or that is necessary to complete or correct any information in any representation or warranty of Target contained in this Agreement. No supplement of the Target Disclosure Schedule made by Target pursuant to this section or otherwise, or any notification delivered by Target pursuant to Section 6.7 hereof, following the execution of this Agreement by the parties hereto, shall be deemed to cure any breach, modify or qualify any representation of or warranty made pursuant to this Agreement.
6.15Indemnification of Officers and Directors of Target and its Subsidiaries.
(a)From and after the Effective Time, Acquiror shall, and shall cause the Surviving Corporation and its subsidiaries to, fulfill and honor in all respects the obligations of Target pursuant to (i) any indemnification provisions under the Restated Certificate and Bylaws of Target as each is in effect on the date of this Agreement and (ii) those certain Indemnity Agreements entered into by Target with each of its executive officers and directors

(the “Indemnity Agreements”) (the persons entitled to be indemnified pursuant to such provisions and all other current and former directors and officers of Target being referred to collectively as the “Existing Indemnitees”). Acquiror shall not take any action to limit or deprive the Existing Indemnitees of any right to indemnification under the indemnification provisions set forth in the Restated Certificate and Bylaws of Target or the Indemnity Agreements, and shall not terminate or amend the Indemnity Agreements without the consent of such Existing Indemnitees. Notwithstanding anything else contained in this Section 6.16, neither Acquiror, Target nor the Surviving Corporation shall have any obligation to indemnify any of the Existing Indemnitees with respect to their actions undertaken in connection with the negotiation and consummation of this Agreement and the transactions contemplated hereby. This Section 6.16(a) shall survive the consummation of the Merger and the Effective Time, is intended to benefit and may be enforced by the Existing Indemnitees, and shall be binding on all successors and assigns of Acquiror and the Surviving Corporation
(b)Target shall obtain, prior to the Effective Time and at its sole expense (which expense shall be considered a Target Transaction Expense), a director and officer liability insurance policy reasonably acceptable to Acquiror with a tail period of at least six years following the Closing and the Surviving Corporation shall be named as a beneficiary thereunder. Prior to the Effective Time, Target shall provide Acquiror with such documentation with respect to such insurance policy as Acquiror may reasonably request.
6.16Termination of 401(k) Plan. Target and any ERISA Affiliate shall terminate any and all Target Employee Plans intended to include a Code Section 401(k) arrangement (each a “401(k) Plan”) effective as of the day immediately preceding the Closing Date (unless Acquiror shall have provided written notice to the Target that such 401(k) Plans shall not be terminated). Unless Acquiror provides such written notice to Target, Target shall provide Acquiror with evidence that such 401(k) Plans have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of Target in form and substance satisfactory to Acquiror. Target also shall take such other actions in furtherance of terminating such 401(k) Plans as Acquiror may reasonably require. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees, then Target shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and shall provide such estimate in writing to Acquiror no later than fifteen (15) calendar days prior to the Closing Date.
6.17Employees. Acquiror shall (a) use commercially reasonable efforts to cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Acquiror or its affiliates to be waived with respect to Target employees that remain employed by Acquiror or the Surviving Corporation (“Continuing Employees”) and their eligible dependents and to enroll such Continuing Employees in employee benefit plans of Acquiror generally available and provided to all employees of Acquiror, (b) to the extent permissible under Acquiror’s health and welfare plans, give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made, and (c) give such Continuing Employees service credit for their employment with Target for eligibility and vesting purposes under any applicable Acquiror Employee Plan (but not for benefit accrual or under any equity or quasi-equity compensation plan, any Retention Agreement or similar compensation arrangement, or any defined benefit pension plan), as if such service had been performed with Acquiror. Notwithstanding the foregoing, it is currently anticipated that (i) Acquiror shall continue in effect Target’s existing health plan with Kaiser Permanente for Continuing Employees residing in Northern California in lieu of enrolling such Continuing Employees under any health plans of Acquiror or its affiliates and (ii) all other Target Employee Plans shall continue in effect until the end of the month in which the Closing Date occurs at which time the Continuing Employees shall be eligible to enroll in the Acquiror Employee Plans. Until the effective date of the enrollment of the Continuing Employees in a particular “employee benefit plan” within the meaning of Section 3(3) of ERISA (the “Acquiror Employee Plans”), Acquiror shall continue in effect without amendment or reduction in benefits the existing Target Employee Plan covering the same or similar benefits as would be covered by such Acquiror Employee Plan. Nothing in this Section 6.17 is intended to prevent Acquiror from terminating any of its benefit plans in a manner that does not affect the vested or other pre-existing rights of any Continuing Employee or shall be deemed in any way to guarantee the employment of any individual, change the "at will" status of any employment arrangement or otherwise grant any employee or other Person any rights under this Agreement.
7.Conditions to the Merger.
7.1Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:
(a)Stockholder Approval. This Agreement and the Merger shall be approved by the stockholders of Target by the requisite vote under Delaware Law, other applicable law and the Restated Certificate.
(b)No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be and remain in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending, which could reasonably be expected to have a Material Adverse Effect on Acquiror or that would materially and adversely affect the right of Acquiror or Target to own the assets or operate the business of Target, either individually or combined with the Surviving Corporation, after the Effective Time, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.
(c)Governmental Approval. Acquiror, Merger Sub and Target shall have timely obtained from each Governmental Entity all approvals, waivers and consents, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required to be obtained by Acquiror from the Federal Reserve and under applicable banking regulations, other than filings and approvals relating to the Merger or affecting Acquiror’s ownership of Target or any of its properties if failure to obtain such approval, waiver or consent could not reasonably be expected to have a Material Adverse Effect on Acquiror after the Effective Time.
(d)280G Payments. With respect to any payment of cash, stock or otherwise that constitutes a “parachute payment” pursuant to Section 280G of the Code, the requisite stockholders of Target shall have (i) approved pursuant to a method provided for in the regulations promulgated under Section 280G of the Code any such “parachute payments” or (ii) shall have voted upon and disapproved such parachute payments, and, as a consequence, such “parachute payments” shall not be made or provided for in any manner.
7.2Additional Conditions to the Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:
(a)Representations and Warranties. The representations and warranties of Target in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date).
(b)Performance of Obligations. Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.
(c)Certificate of Officers. Acquiror and Merger Sub shall have received a certificate executed on behalf of Target by its Chief Executive Officer certifying that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.
(d)Secretary’s Certificate. Acquiror and Merger Sub shall have received from Target’s Secretary, a certificate having attached thereto (i) the Restated Certificate as in effect immediately prior to the Effective Time, (ii) Target’s Bylaws as in effect immediately prior to the Effective Time, (iii) resolutions approved by Target’s Board of Directors authorizing the transactions contemplated hereby, (iv) the Executed Written Consent, and (v) certificates of good standing (including tax good standing) issued by the Delaware Secretary of State and for each other state where Target is qualified to do business, in each case dated as of a date no more than two (2) business days prior to the Closing Date.
(e)Third Party Consents. All Required Contract Consents shall have been obtained and in full force and effect, and a copy of each such consent or approval shall have been provided to Acquiror at or prior to the Closing.
(f)No Litigation. Except as disclosed on the Target Disclosure Schedule as of the date hereof, there shall not be pending any legal proceeding: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (ii) relating to the Merger and seeking to obtain from Acquiror or any of its Subsidiaries, or from Target, any damages or other relief that would be material to Acquiror; (iii) seeking to prohibit or limit in any material respect Acquiror’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (iv) which would affect materially and adversely affect the right of Acquiror or Target to own the assets or operate the business of Target. Notwithstanding the foregoing, Target shall have delivered to Acquiror evidence reasonably acceptable to Acquiror that the matter set forth in the Complaint has been settled in its entirety with a full release of claims, Target has paid any amounts required in connection therewith in full and Acquiror and the Surviving Corporation shall have no liability with respect thereto.
(g)Working Capital Amount. Target shall have delivered to Acquiror the Estimated Closing Certificate and the Estimated Closing Balance Sheet.
(h)Employees. Each of the Key Employees (A) shall have remained continuously employed with Target from the date of this Agreement through the Closing, and (B) shall have entered into offer letters or employment agreements with Acquiror in substantially the form(s) provided by Acquiror to such employees on or prior to the date hereof, and no action shall have been taken by any such individual to rescind any such agreement.
(i)No Material Adverse Change. There shall not have occurred any change in the financial condition, properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Target, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Target.
(j)Dissenters’ Rights. Not more than ten percent (10%) of the Target Capital Stock on an as-converted basis outstanding immediately prior to the Effective Time shall be eligible as Dissenting Shares.
(k)Opinion. Cooley LLP, counsel for Target, shall have delivered to Acquiror an opinion, dated as of the Closing Date, in substantially the form attached hereto as Exhibit G.
(l)Non-Competition and Non-Solicitation Agreements. Each Retention Employee shall have entered into a Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit H (the “Non-Competition Agreement”) on or prior to the date hereof, and no action shall have been taken by any such individual to rescind any such agreement.
(m)Termination of 401(k) Plan. Target shall have terminated the 401(k) Plans.
(n)FIRPTA Documents. Target shall have delivered to Acquiror (i) a statement (in such form as may be reasonably requested by counsel to Acquiror) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and (ii) the notification to the Internal Revenue Service required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

(o)Closing Payment Schedule. Acquiror shall have received the Closing Payment Schedule, accompanied by the Representative Confirmation Letters.
(p)Resignation Letters. Target shall have delivered to Acquiror written resignations of all officers and directors of Target effective as of the Effective Time.
(q)Release and Termination of Security Interests. Target’s assets shall have been released from all security interests thereon and Target shall have taken all steps necessary to terminate all UCC financing statements which have been filed with respect to such security interests.
(r)Target Warrants and Target Options. All Target Warrants and Target Options shall have terminated, expired or been cancelled.
(s)Retention Agreements. The Retention Agreements shall have been executed and delivered by each Retention Employee on or prior to the date hereof, and no action shall have been taken by any Retention Employee to rescind any such Retention Agreement.
7.3Additional Conditions to Obligations of Target. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:
(a)Representations and Warranties. The representations and warranties of Acquiror and Merger Sub in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date).
(b)Performance of Obligations. Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.
(c)Certificate of Officers. Target shall have received a certificate executed on behalf of Acquiror and Merger Sub by an executive officer of Acquiror and Merger Sub, respectively, certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.
8.Termination, Amendment and Waiver.
8.1Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Section 8.1(b) through Section 8.1(d), by written notice by the terminating party to the other party):
(a)by the mutual written consent of Acquiror and Target;

(b)by either Acquiror or Target if the Merger shall not have been consummated by March 31, 2012; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;
(c)by either Acquiror or Target if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, unless the party relying on such order, decree or ruling or other action has not complied in all material respects with its obligations under this Agreement;
(d)by Acquiror or Target, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 7.1 or 7.2 (in the case of termination by Acquiror) or Section 7.1 or 7.3 (in the case of termination by Target) not to be satisfied and (ii) shall not have been cured within ten (10) business days following receipt by the breaching party of written notice of such breach from the other party; or
(e)by Acquiror, if the condition set forth in Section 7.1(a) shall not have been satisfied within forty eight (48) hours of the execution and delivery of this Agreement.
8.2Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, there shall be no liability or obligation on the part of Acquiror, Merger Sub or Target or their respective officers, directors, or stockholders, except to the extent that such termination results from the willful breach by a party of any of its representations, warranties or covenants set forth in this Agreement; provided, however, that the provisions of Sections 6.4, 6.5, 6.11 and 10 shall remain in full force and effect and survive any termination of this Agreement.
8.3Amendment. Subject to the provisions of applicable legal requirements, prior to the Effective Time, the parties hereto may amend this Agreement only by authorized action at any time before or after the adoption of this Agreement by the stockholders of the Target pursuant to an instrument in writing signed on behalf of each of the parties hereto (provided that after such adoption of this Agreement by the stockholders of the Target, no amendment shall be made which by law requires further approval by such stockholders without such further stockholder approval). To the extent permitted by applicable legal requirements, from and after the Effective Time, Acquiror and the Stockholders’ Agent may cause this Agreement to be amended only by execution of an instrument in writing signed on behalf of Acquiror and the Stockholders’ Agent.
8.4Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or duly authorized by all requisite corporate action, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.
9.Indemnification.
9.1Survival of Representations and Warranties. All representations, warranties, covenants and agreements made by Target, Acquiror or Merger Sub herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the execution and delivery of this Agreement and the Closing and shall survive until the Escrow Termination Date; provided, however, that (x) any claims for indemnification for fraud or intentional misrepresentation shall survive (1) until the expiration of the statute of limitations applicable to such claims (and thereafter until resolved if a claim in respect thereof has been made prior to such date) with respect to such matters, or (2) indefinitely if no statute of limitations applies, (y) the representations and warranties set forth in Section 3.2 (Authority) and Section 3.5 (Capital Structure) shall survive indefinitely, and (z) the representations and warranties set forth in Section 3.21 (Taxes) and Section 3.22 (Employee Benefit Plans) shall survive until the date that is sixty (60) calendar days following the expiration of the statute of limitations applicable to claims (and thereafter until resolved if a claim in respect thereof has been made prior to such date) with respect to such matters. A claim that has been properly asserted by Acquiror, Target or the stockholders of Target pursuant to this Section 9.1 shall survive the termination of such survival period.
(a)Indemnification by the Target Stockholders.
(i)Subject to the limitations set forth in this Section 9, the stockholders of Target shall severally and not jointly indemnify and hold harmless Acquiror and the Surviving Corporation and their respective officers, directors, agents, Affiliates, attorneys, representatives and employees, and each Person, if any, who controls or may control Acquiror or the Surviving Corporation within the meaning of the Securities Act (individually an “Acquiror Indemnified Person” and collectively the “Acquiror Indemnified Persons”) from and against any and all losses, costs, damages, diminution in value, liabilities, Taxes and expenses, including, without limitation, costs and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees (collectively, “Damages”), actually resulting from or arising out of:
(A)any misrepresentation or breach or nonfulfillment of, or default in connection with, any of the representations and warranties given or made by Target in this Agreement, the Target Disclosure Schedule or any exhibit to this Agreement or in any certificate or document furnished pursuant hereto by Target to Acquiror (the “Indemnity Documents”);
(B)any non-fulfillment or breach of any covenant or agreement made by Target in this Agreement;
(C)the exercise by any Dissenting Stockholder of dissenters’ rights under Delaware Law or other applicable law for any amount in excess of what is payable by Acquiror in accordance with this Agreement;

(D)defending any third party claim alleging the occurrence of facts or circumstances that, if true, would entitle an Acquiror Indemnified Person to indemnification hereunder;
(E)any excess of the Estimated Working Capital Amount over the Final Working Capital Amount, as set forth in Section 2.12(e); or
(F)any of the matters set forth in Section 3.8 of the Target Disclosure Schedule as of the date hereof (the “Specified Matters”).
The amount of any Damages shall be reduced by any insurance proceeds, indemnification payments, contributions, reimbursements or refunds actually recovered, net of costs and expenses, by or on behalf of the applicable Acquiror Indemnified Person. Notwithstanding anything in this Agreement to the contrary, solely for the purposes of calculating the amount of Damages, the representations and warranties of Target in this Agreement that are qualified by materiality or Material Adverse Effect shall be deemed to be made without such materiality or Material Adverse Effect qualifiers.
Except as expressly provided in this Section 9, in no event shall the stockholders of Target be liable to any Acquiror Indemnified Person for Damages (i) constituting special, consequential, exemplary or punitive damages, in each case other than to the extent such Damages are payable to any third party in connection with a claim, action, suit or other legal proceeding for which such Acquiror Indemnified Person has a right to indemnification under this Section 9, or (ii) relating to amounts reserved, accrued or expensed in the Closing Balance Sheet or otherwise reflected in the Final Working Capital Amount.
(ii)Subject to the limitation on liability set forth in the last sentence of Section 9.1(d), nothing in this Agreement shall limit the liability in amount or otherwise of Target or its stockholders with respect to fraud, criminal activity or intentional breach of any covenant contained in this Agreement.
(b)Indemnification by Acquiror and Merger Sub. Subject to the limitations set forth in this Section 9, Acquiror and Merger Sub hereby agree to indemnify and hold harmless Target, the stockholders of Target and their respective officers, directors, agents, Affiliates, attorneys, representatives and employees, and each Person, if any, who controls or may control Target or such Target stockholder (individually a “Target Indemnified Person” and collectively, the “Target Indemnified Persons”) from and against any and all Damages resulting from or arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Acquiror or Merger Sub in this Agreement or any exhibit to this Agreement. The sole and exclusive recourse of the Target Indemnified Persons with respect to any Damages shall be indemnification under this Section 9, and the Target Indemnified Persons shall act in good faith and in a commercially reasonable manner to mitigate any Damages they may suffer. The aggregate indemnification obligations of Acquiror and Merger Sub hereunder shall not exceed $4,000,000; provided, however, that there shall be no limitation on liability of Acquiror or Merger Sub with respect to fraud, criminal activity or intentional breach of any covenant contained in this Agreement. The amount of any Damages shall be reduced by any insurance proceeds, indemnification payments, contributions, reimbursements or refunds actually recovered, net of costs and expenses, by or on behalf of the applicable Target Indemnified Person.
(c)Threshold for Claims. No claim for Damages shall be made under Section 9 unless the aggregate of Damages exceeds $300,000 for which claims are made hereunder by the Acquiror Indemnified Persons or the Target Indemnified Persons, as the case may be, in which case the Acquiror Indemnified Person or Target Indemnified Person shall be entitled to seek compensation for all Damages without regard to the limitation set forth in this Section 9.1(c) (the “Limitation”); provided, however, that the Limitation shall not apply with respect to any Damages arising from, or directly or indirectly related to (i) any inaccuracy in the Closing Payment Schedule, (ii) Section 9.1(a)(i)(C), (E) or (F) or (iii) fraud or intentional misrepresentation by Target or the stockholders of Target; provided, further, that no claim for Damages shall be made under either Section 9.1(a)(i)(E) or (F) unless the aggregate of such Damages exceeds $25,000, or the aggregate of such Damages for all claims under both Section 9.1(a)(i)(E) and (F) exceeds $35,000 in the aggregate.
(d)Exclusive Remedy; Cap on Indemnification. The right of any Acquiror Indemnified Person to be indemnified pursuant to this Section 9 shall be satisfied solely from the Escrow Fund and shall be the sole and exclusive remedy with respect to any inaccuracy of any representation or warranty of Target contained in, or any breach by Target of, the Indemnity Documents, or otherwise in connection with the transactions contemplated by this Agreement and the aggregate amount to be paid by the holders of Target Preferred Stock collectively for claims for Damages made under Section 9 shall not exceed the Escrow Amount (and each holder’s liability, such holder’s pro rata portion of the Escrow Amount based on the amount of Merger Consideration to which such holder is entitled) (the “Cap”); provided, however, that the Escrow Fund shall not be the sole and exclusive remedy with respect to, and the Cap shall not apply to, any Damages based upon, resulting from or arising out of, or directly or indirectly related to (i) any inaccuracy in the Closing Payment Schedule, (ii) Section 9.1(a)(i)(C), (E) or (F), (iii) fraud or intentional misrepresentation of Target, or (iv) the representations and warranties set forth in Section 9.1(y) or (z). Any Acquiror Indemnified Person shall first seek recourse against the Escrow Fund to satisfy any amounts payable in connection with any claim for Damages pursuant to this Section 9 and shall not seek or be entitled to recovery of any Damages directly from a stockholder of Target unless the Escrow Amount is insufficient to cover the aggregate amount of all valid claims for Damages by Acquiror Indemnified Persons for which the Escrow Fund is the sole and exclusive remedy (in which case the Acquiror Indemnified Persons may recover Damages directly from a stockholder of Target in excess of the Escrow Amount to the extent, and solely to the extent, that amounts previously paid out of the Escrow Fund were paid in respect of claims for Damages that were not subject to the Cap pursuant to the proviso of the immediately preceding sentence). Notwithstanding anything to the contrary herein, the liability of each stockholder of Target for claims for Damages under Section 9 shall be limited to such stockholder’s pro rata portion of the Merger Consideration as set forth on the Closing Payment Schedule and which is actually received by such stockholder, except with respect to any fraud or an intentional misrepresentation by such stockholder in the letter of transmittal, in which case such stockholder’s liability shall be unlimited.

9.2Claims Upon Escrow Amount; Offset of Claims. Upon receipt by the Stockholders’ Agent on or before the Release Date of a certificate signed by any officer of Acquiror (an “Officer’s Certificate”) stating that Damages exist or are accrued with respect to the indemnification obligations of the stockholders of Target set forth in Section 9.1, and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related, Acquiror shall, subject to the provisions of this Section 9, be entitled to receive from the Escrow Fund a portion the Escrow Amount having a value equal to such Damages and such amount shall no longer be payable to the stockholders of Target. A portion of the Escrow Amount, which, in the good faith reasonable judgment of Acquiror, is necessary to satisfy any pending but unresolved or unsatisfied claims specified in any Officer’s Certificate delivered prior to the Release Date with respect to facts and circumstances existing prior to the Release Date, shall be retained by the Escrow Agent following the Release Date until such claims have been resolved (the “Reserved Amount”). Any portion of the Reserved Amount retained after the Release Date shall be released by the Escrow Agent promptly upon, and in accordance with, the resolution of each specific claim involved.
9.3Objections to Claims.
(a)For a period of thirty (30) days from and after delivery of any Officer’s Certificate to the Stockholders’ Agent, Acquiror shall not instruct the Escrow Agent to release from the Escrow Fund the portion of the Escrow Amount equal to the amount of Damages set forth in the Officer’s Certificate unless Acquiror shall have received written authorization from the Stockholders’ Agent to do so. After the expiration of such thirty (30) day period, Acquiror may instruct the Escrow Agent to release such portion of the Escrow Amount and the stockholders of Target shall no longer be entitled to receive such amount hereunder, provided that no such instruction may be made if the Stockholders’ Agent shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to Acquiror prior to the expiration of such thirty (30) day period.
(b)In case the Stockholders’ Agent shall so object in writing to any claim or claims by Acquiror made in any Officer’s Certificate, Acquiror shall have thirty (30) days to respond in a written statement to the objection of the Stockholders’ Agent. If after such thirty (30) day period there remains a dispute as to any claims, the Stockholders’ Agent and Acquiror shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders’ Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by Acquiror and the Stockholders’ Agent. Acquiror shall be entitled to rely on any such memorandum and instruct the Escrow Agent to release cash from the Escrow Fund in accordance with the terms thereof and such amount shall no longer be payable to the stockholders of Target.
9.4Claims by Target Indemnified Persons.
(a)Subject to the provisions of this Section 9, upon receipt by Acquiror of a certificate signed by the Stockholders’ Agent (an “Agent Certificate”) stating that Damages exist or are accrued with respect to the indemnification obligations of Acquiror and

Merger Sub set forth in Section 9.1(b) and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or other claim to which such item is related, Acquiror shall, subject to the provisions of this Section 9, deliver a sum of cash equal to such Damages to the Stockholders’ Agent as promptly as practicable.
(b)Acquiror shall have thirty (30) days after delivery of an Agent Certificate to object to any claim or claims made by such Agent Certificate in a written statement delivered to the Stockholders’ Agent. In case Acquiror shall so object in writing to any claim or claims made by the Stockholders’ Agent in the Agent Certificate, the Stockholders’ Agent shall have thirty (30) days to respond in a written statement to the objection of Acquiror. If after such thirty (30) day period there remains a dispute as to any claims, the Stockholders’ Agent and Acquiror shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders’ Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. Acquiror shall, if agreed in such memorandum, make payment for claims or other disposition as agreed in such memorandum and such performance shall satisfy all of Acquiror’s obligations as to such claim.
9.5Resolution of Conflicts. If no agreement can be reached after good faith negotiation between the parties pursuant to Sections 9.3 or 9.4, either Acquiror or the Stockholders’ Agent may initiate formal legal action with the applicable court in Los Angeles County, California to resolve such dispute. The decision of the court as to the validity and amount of any claim in such Officer’s Certificate or Agent Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 9 hereof, the parties shall be entitled to act in accordance with such decision and Acquiror shall be entitled to instruct the Escrow Agent to release cash from the Escrow Fund for any Damages owed to Acquiror in accordance therewith and such amount shall no longer be payable to the stockholders of Target.
9.6Stockholders’ Agent.
(a)The Stockholders’ Agent shall be constituted and appointed as agent and attorney-in-fact for and on behalf of the Target stockholders and shall have full power and authority to represent, to give and receive notices and communications, to authorize the Escrow Agent to release any portion of the Escrow Fund to Acquiror in satisfaction of claims by Acquiror, to object to such deliveries, to make claims on behalf of the stockholders of Target pursuant to Section 9.4, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to act on such Target stockholders’ behalf with respect to the matters set forth in Section 2.12 and this Section 9, in accordance with the terms and provisions of Section 2.12 and this Section 9, including giving and receiving all notices and communications to be given or received with respect to the matters set forth in Section 2.12 and this Section 9 and to take all actions necessary or appropriate in the judgment of the Stockholders’ Agent for the interpretation of this Agreement and accomplishment of the foregoing. Such agency may be changed, or if the Stockholders’ Agent shall resign a successor may be appointed, by the holders of a majority in interest of the Escrow Fund from time to time upon not less than 10 days’ prior written notice to

Acquiror. No bond shall be required of the Stockholders’ Agent, and the Stockholders’ Agent shall receive no compensation for its services other than pursuant to the terms of that certain Stockholder Representative Agreement, dated on or about the date hereof, by and among Shareholder Representative Services LLC, Target and certain of the stockholders of Target. Notices or communications to or from the Stockholders’ Agent shall constitute notice to or from each of the Target stockholders.
(b)On the Closing Date, Acquiror shall deposit, or shall cause to be deposited, an amount in cash equal to the Stockholders’ Agent Expense Amount by wire transfer of immediately available funds, in an account designated by the Stockholders’ Agent for which Acquiror has received wire instructions at least three business days prior to the Closing Date (the “Stockholders’ Agent Expense Account”). The funds in the Stockholders’ Agent Expense Account shall be held by the Stockholders’ Agent as agent and for the benefit of the Target stockholders in a segregated client account. The Stockholders’ Agent will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Target stockholders shall not receive interest or other earnings on the funds in the Stockholders’ Agent Expense Account, and the Target stockholders irrevocably transfer and assign to the Stockholders’ Agent any ownership right that they may have in any interest that may accrue on funds held in the Stockholders’ Agent Expense Account. The Target stockholders acknowledge that the Stockholders’ Agent is not providing any investment supervision, recommendations or advice. The Stockholders’ Agent shall have no responsibility or liability for any loss of principal of the funds in the Stockholders’ Agent Expense Account other than as a result of its gross negligence or willful misconduct. For tax purposes, the funds in the Stockholders’ Agent Expense Account shall be treated as having been received and voluntarily set aside by the Target stockholders at the time of Closing.
(c)The Stockholders’ Agent may, from time to time, withdraw amounts from the Stockholders’ Agent Expense Account for the payment of expenses incurred by the Stockholders’ Agent in connection with its duties hereunder, as the Stockholders’ Agent, in its sole and absolute discretion, may consider necessary, proper or convenient in connection with its duties hereunder or to carry out the activities described in this Section 9.6, including but not limited to the engagement of legal counsel or other advisors or representatives. Upon termination of the Escrow Agreement, if there shall be any amount on deposit in the Stockholders’ Agent Expense Account, the Stockholders’ Agent shall cause such amount to be delivered to the Payment Agent for further distribution to the holders of shares of Target Preferred Stock ratably based on the proportion of the Stockholders’ Agent Expense Amount deducted from the Merger Consideration attributable to each share of Target Preferred Stock pursuant to Section 2.6(a). The parties agree that the Stockholders’ Agent is not acting as a withholding agent or in any similar capacity in connection with the Stockholders’ Agent Expense Account. If any tax reporting is required with respect to the ultimate distribution of any balance of the Stockholders’ Agent Expense Account, then the Stockholders’ Agent will provide to Acquiror or its designated agent, upon request of Acquiror, information regarding the amounts distributed to each Target stockholder, to be used by Acquiror or its agent in completing any required tax reporting.

(d)The Stockholders’ Agent shall not be liable for any act done or omitted hereunder as Stockholders’ Agent while acting in good faith and without gross negligence or willful misconduct and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Notwithstanding anything herein to the contrary (including anything in Sections 9.1(c) and 9.1(d) hereof to the contrary), the Target stockholders shall severally, on a pro rata basis based on each such stockholder’s pro rata portion of the Merger Consideration as set forth on the Closing Payment Schedule indemnify and hold the Stockholders’ Agent harmless against the full amount of any loss, liability or expense (an “Agent Loss”) incurred by the Stockholders’ Agent arising out of or in connection with the acceptance or administration of its duties hereunder, in each case as such Agent Loss is incurred or suffered; provided that in the event it is finally adjudicated that an Agent Loss or any portion thereof was primarily caused by the bad faith, gross negligence or willful misconduct of the Stockholders’ Agent, the Stockholders’ Agent will reimburse the Target stockholders the amount of such indemnified Agent Loss attributable to such bad faith, gross negligence or willful misconduct. If not paid directly to the Stockholders’ Agent by the Target stockholders, any such Agent Losses may be recovered by the Stockholders’ Agent from (i) the funds in the Stockholders’ Agent Expense Account and (ii) the amounts in the Escrow Fund otherwise distributable to the Target stockholders pursuant to the terms hereof and the Escrow Agreement at the time of distribution in accordance with written instructions delivered by the Stockholders’ Agent to the Escrow Agent; provided that while this section allows the Stockholders’ Agent to be paid from the Stockholders’ Agent Expense Account and the Escrow Fund, this does not relieve the Target stockholders from their obligation to promptly pay such Agent Losses as such Agent Losses are suffered or incurred, nor does it prevent the Stockholders’ Agent from seeking any remedies available to it at law or otherwise.
(e)The Stockholders’ Agent shall have reasonable access to information about Target and the reasonable assistance of Target’s officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Stockholders’ Agent shall treat confidentially and not disclose any nonpublic information from or about Target to anyone (except as required by law or on a need to know basis to Persons who agree to treat such information confidentially).
9.7Actions of the Stockholders’ Agent. A decision, act, consent or instruction (or failure or omission to do so) of the Stockholders’ Agent shall constitute a decision, act, consent or instruction (or failure or omission to do so) of all Target stockholders for whom the Merger Consideration otherwise payable to them is released to an Acquiror Indemnified Person from the Escrow Fund with respect to the matters set forth in Section 2.12 or this Section 9 and shall be final, binding and conclusive upon each such Target stockholder, and Acquiror may rely upon any decision, act, consent or instruction (or failure or omission to do so) of the Stockholders’ Agent as being the decision, act, consent or instruction (or failure or omission to do so) of each and every such Target stockholder. The Acquiror is hereby relieved from any liability to any Person for any acts done by the Acquiror in accordance with such decision, act, consent or instruction (or failure or omission to do so) of the Stockholders’ Agent.
9.8Third-Party Claims. In the event Acquiror becomes aware of a third-party claim which Acquiror believes may result in a demand against the Escrow Fund, Acquiror shall promptly notify the Stockholders’ Agent of such claim, stating the nature and basis of such third party claim and the dollar amount of such third-party claim, to the extent known. Acquiror shall have the right in its sole discretion to defend or settle any such claim; provided, that Acquiror shall not settle any such claim for which it intends to seek indemnification from the holders of Target Preferred Stock hereunder without the prior written consent of the Stockholders’ Agent (such consent not to be unreasonably withheld, conditioned or delayed, provided that, for the avoidance of doubt, such consent may be withheld, conditioned or delayed to the extent that the Stockholders’ Agent reasonably believes in good faith that the amount of any such proposed settlement for which any Acquiror Indemnified Person is seeking indemnification is excessive). No Acquiror Indemnified Person shall have the right to seek indemnification under this Section 9 in respect of any settlement of any such claim entered into without the prior written consent of the Stockholders’ Agent in accordance with the foregoing sentence, and the Stockholders’ Agent shall be entitled to monitor such defense at the expense of the Target stockholders. To the extent that the Stockholders’ Agent has consented to any such settlement, the Stockholders’ Agent shall have no power or authority to object under Section 9.3 or any other provision of this Section 9 to the amount of such claim by Acquiror against the Escrow Fund for indemnity with respect to such settlement. Notwithstanding anything to the contrary, (a) if Acquiror does not proceed with the defense of any such claim for which it seeks, or intends to seek, indemnification under this Agreement, (b) if an Acquiror Indemnified Person is seeking indemnification in excess of the Cap and the Stockholders’ Agent has agreed to so indemnify, or (c) with respect to the Complaint, for the period until January 1, 2013 (following which Acquiror shall have the option at any time thereafter to take over the defense of such matter, provided that indemnification for such matter shall then again be subject to the Cap), in each such case the Stockholders’ Agent may proceed with the defense of such claim at the sole expense of the Target stockholders with counsel reasonably satisfactory to Acquiror; provided, that the Stockholders’ Agent may not settle, adjust or compromise any such claim without the prior written consent of Acquiror (which consent may not be unreasonably withheld or delayed, provided that, for the avoidance of doubt, such consent may be withheld, conditioned or delayed to the extent that the Acquiror reasonably believes in good faith that the amount of any such proposed settlement is excessive); provided, further, that Acquiror shall be entitled to full indemnification for any Damages resulting from such defense pursuant to Section 9.8(b) and the Cap shall not apply to such Damages.
9.9Tax Effect of Indemnification Withholdings. All amounts distributed to any Acquiror Indemnified Person from the Escrow Fund pursuant to the indemnification provisions of this Agreement shall be treated for all Tax purposes as adjustments to the aggregate Merger Consideration.
9.10Survival of Indemnification Claims. The indemnification obligations set forth in this Section 9 shall survive the Closing.
9.11Effect of Investigation. The right to indemnification, payment of Damages or for other remedies based on any representation, warranty, covenant or obligation of the Target and/or stockholders of Target contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the date the Closing occurs, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition to the obligation of Acquiror to consummate the Merger, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Damages, or other remedy based on such representation, warranty, covenant or obligation.
10.General Provisions.
10.1Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) upon receipt if delivered personally; (ii) three (3) business days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one (1) business day after it is sent by commercial overnight courier service; or (iv) upon transmission if sent via facsimile with confirmation of receipt to the parties at the following address (or at such other address for a party as shall be specified upon like notice):
(a)if to Acquiror or Merger Sub, to:
Green Dot Corporation
605 East Huntington Drive, Suite 205
Monrovia, California 91016
Attention: Steven Streit, Chairman and CEO
Fax: (626) 739-2005
with a copy to:
DLA Piper LLP (US)
2000 Avenue of the Stars, Suite 400 North Tower
Los Angeles, California 90067
Attention: David R. Young
Fax: (310) 595-3443
Tel: (310) 595-3143
(b)if to Target, to:
Loopt, Inc.
590 W. El Camino Real
Mountain View, CA 94040
Attention: Sam Altman, Chief Executive Officer
Fax:

with a copy to:
Cooley LLP
101 California Street, 5th Floor
San Francisco, CA 94111-5800
Attention: David G. Peinsipp
Fax: (415) 693-2222
Tel: (415) 693-2177
(c)if to the Stockholders’ Agent, to:
Shareholder Representative Services LLC
601 Montgomery Street, Suite 2020
San Francisco, CA 94111
Attention: Managing Director
Email: deals@shareholderrep.com
Fax: (415) 962-4147
Tel: (415) 367-9400
In all cases, with a copy to (which shall not constitute notice):
Cooley LLP
101 California Street, 5th Floor
San Francisco, CA 94111-5800
Attention: David G. Peinsipp
Fax: (415) 693-2222
Tel: (415) 693-2177
10.2Definitions. In this Agreement any reference to any event, change, condition or effect being “material” with respect to any entity or group of entities means any material event, change, condition or effect related to the financial condition, properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of such entity or group of entities. In this Agreement any reference to a “Material Adverse Effect” with respect to any entity or group of entities means any event, change or effect that is materially adverse to the financial condition, properties, assets, liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole; provided, however, that solely for purposes of Sections 3.6(a), 5.1(e), 6.7 and 7.2(i), none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (A) any change, effect, event, occurrence, state of facts or development relating to the United States economy or securities markets in general, (B) any adverse change, effect, event, occurrence, state of facts or development reasonably attributable to conditions affecting the industry in which such party participates, to the extent that the effects do not disproportionately impact such party compared to other entities in the industry, (C) any change, effect, event, occurrence, state of facts or development that arises out of or results from the announcement or pendency of this Agreement or any of the transactions contemplated by this Agreement (including loss of customers, suppliers or employees resulting therefrom), and (D) any change, effect, event, occurrence, state of facts or development that arises out of or results from the taking of any action specifically permitted or required by this Agreement or approved by Acquiror and the Stockholders’ Agent. In this Agreement any reference to Target’s “Knowledge” means Target’s actual knowledge after reasonable inquiry of Sam Altman, Brian Knapp, Ian Peters-Campbell and Alok Deshpande; provided, however, that Target shall be deemed to have actual “Knowledge” of a fact or matter if in exercising reasonable care one of such individuals would be expected to discover or become aware of that fact or matter in the course of carrying out his or her duties and responsibilities on behalf of such party. In this Agreement, an entity shall be deemed to be a “Subsidiary” of a party if such party directly or indirectly owns, beneficially or of record, at least 50% of the outstanding equity or financial interests of such entity. Information or documents shall be deemed to be made available to Acquiror under this Agreement if they are uploaded to or included no less than three business days prior to the date of this Agreement in the Target data room on www.box.com to which Acquiror and its counsel have been granted access.
10.3Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart and such counterparts may be delivered by the parties hereto via facsimile or electronic transmission.
10.4Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, including the Target Disclosure Schedule: (a) together constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; and (b) are not intended to confer upon any other Person any rights or remedies hereunder and shall not be assigned by operation of law or otherwise without the written consent of the other party.
10.5Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
10.6Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.7Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of California applicable to parties residing in California, without regard applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within Los Angeles County, in connection with any matter based upon or arising out of this Agreement or the matters contemplated hereby and it agrees that process may be served upon it in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.
10.8Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
10.9Specific Enforcement. Target acknowledges and agrees that Acquiror would be irreparably harmed and Acquiror would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by Target in accordance with their specific terms or were otherwise breached. Accordingly Target agrees that Acquiror shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which Acquiror is entitled at law or in equity.
10.10Amendment; Waiver. Any amendment or waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the party to be charged with such waiver. The failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).
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IN WITNESS WHEREOF, Target, Merger Sub, Acquiror and Stockholders' Agent have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

GREEN DOT CORPORATION

By:	/s/ Steven Streit
Steven Streit, Chairman and CEO

Circle Acquisition Corporation

By:	/s/ John C. Ricci
John C. Ricci, President

LOOPT, INC.

By:	/s/ Sam Altman
Sam Altman, CEO and President

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Stockholders' Agent

By:	/s/ Paul Koenig
Name:	Paul Koenig
Its:	Managing Director

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